Exhibit 10.1

LEASE AGREEMENT

between

FARMER BROS. CO.

as Tenant

and

WF-FB NLTX, LLC

as Landlord

Dated: July 17, 2015

PROPERTY

Farmer Brothers Corporate Headquarters
Northlake, Texas

Table of Contents

Table of Contents - Page i

41	Counterparts	44
42	Time of the Essence	44
43	Governing Law	44
44	Lender as Third Party Beneficiary	44
45	Option to Purchase	45

EXHIBITS:
Exhibit A	Legal Description of the Land
Exhibit B	Rent
Exhibit C	Subordination, Non-Disturbance and Attornment Agreement
Exhibit D	Work Letter
Exhibit E	Memorandum Regarding Base Rent and Rent Commencement Date

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This LEASE AGREEMENT is made as of July 17, 2015 (“Effective Date”), by and between WF-FB NLTX, LLC, a Delaware limited liability company having an office at c/o Wells Fargo Securities, Asset Backed Finance Group, Corporate Net Lease Capital Markets, 550 S. Tryon MAC D1086-051, Charlotte, North Carolina 28202, Attn: John D. Altmeyer (“Landlord”), and FARMER BROS. CO., a Delaware corporation, having its principal office at 20333 S. Normandie Avenue, Torrance, California 90502 (“Tenant”).
In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

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1.    Certain Definitions.
(a)    “Additional Rent” means all sums required to be paid by Tenant to Landlord other than Base Rent, which sums will constitute rental hereunder.
(b)    “Adjoining Property” means all sidewalks, curbs, gores and vault spaces adjoining any of the Leased Premises.
(c)    “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto will by itself be deemed to constitute control over such Person.
(d)    “Alteration” or “Alterations” means any or all changes, additions, expansions, improvements, reconstructions or replacements of any of the Improvements, both interior or exterior, and ordinary and extraordinary, other than the Construction Project.
(e)    “Base Rent” has the meaning set forth in Paragraph 4.
(f)    “Base Rent Payment Dates” has the meaning set forth in Paragraph 4.
(g)     “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of North Carolina are not open for business.
(h)    “Condemnation” means a Taking or a Requisition, or both.
(i)    “Construction Advances” has the meaning set forth in the Work Letter.
(j)    “Construction Project” has the meaning set forth in the Work Letter.
(k)    “Default Rate” means an annual interest rate equal to the Prime Rate plus two percentage points, but in no event greater than the maximum interest rate permitted by Legal Requirements.
(l)    “Effective Date” means the date of this Lease.
(m)    “Equipment” means Tenant’s Trade Fixtures and all other property located on the Leased Premises that does not constitute real property under the laws of the State, but specifically excluding plumbing, electrical and HVAC systems.

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(n)    “Event of Default” has the meaning set forth in Paragraph 19.
(o)    “Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority having jurisdiction or supervisory or regulatory authority over the Leased Premises or Tenant or any Affiliate of Tenant.
(p)    “Improvements” means the buildings totaling, in the aggregate, approximately 539,448 square feet, together with the structures, fixtures and other improvements constructed and to be constructed on the Leased Premises in accordance with the Work Letter and as further described in Schedule 1 thereto, together with all additions and accessions thereto, substitutions therefor and replacements thereof permitted by this Lease, excepting therefrom the Equipment.
(q)    “Indemnified Parties” means Landlord and Landlord’s directors, officers, shareholders, partners, members, employees, agents, servants, representatives, lenders, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Landlord’s assets and business.
(r)    “Insurance Requirements” means the terms of each insurance policy required to be carried by Tenant under this Lease and the requirements of the issuer of such policy.
(s)    “Land” means the real property described in Exhibit A attached hereto and made a part hereof together with the easements, rights and appurtenances thereto.
(t)    “Law” means any constitution, statute or rule of law.
(u)    “Lease” means this Lease Agreement, together with all exhibits, schedules and addenda attached hereto, including the Work Letter, as each may be supplemented and amended from time to time after the Effective Date.
(v)    “Lease Year” means the twelve (12) full calendar months following the Effective Date plus any partial calendar month in which the Effective Date occurs, and each period of twelve (12) full calendar months thereafter.
(w)    “Leased Premises” means the Land and the Improvements.
(x)    “Legal Requirements” means any one or more of all present and future Laws, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, even if unforeseen or extraordinary, of every duly constituted Governmental Authority or agency, and all existing (as of the date Landlord acquired the Leased Premises) covenants, restrictions and conditions of record, that are applicable to Tenant or to the use, manner of use, occupancy, possession, operation, maintenance,

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alteration, repair or reconstruction of the Leased Premises, even if compliance therewith (i) necessitates structural changes or improvements (including changes required to comply with the “Americans with Disabilities Act” or compliance with any Environmental Laws) or (ii) results in interference with the use or enjoyment of any of the Leased Premises or (iii) requires Tenant to carry insurance other than as required by the provisions of this Lease.
(y)    “Lender” means any bank, insurance company or other institutional lender, whether acting for its own account or as manager for a pension or investment fund, that (1) is identified to Tenant as such in writing (including Lender’s address for notice purposes) and (2) makes a Loan to Landlord, secured in whole or in part by a Mortgage and evidenced by a Note, or is the holder of a Note secured by a Mortgage as a result of an assignment thereof; and in the event a Mortgage secures multiple Notes held by one or more such banks, insurance companies or other institutional lenders, the trustee acting on behalf of such holders will constitute a Lender, provided that such trustee and its address has been identified as such in writing to Tenant.
(z)    “Loan” means a loan made by a Lender to Landlord secured in whole or in part by a Mortgage and evidenced by a Note or Notes.
(aa)    “Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and other costs of defense). For the avoidance of doubt, the term “Losses” as used herein shall not include the Tenant’s failure to timely purchase the Leased Premises in satisfaction of any exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto.
(bb)    “Memorandum of Lease” means the Memorandum of Lease dated as of the date hereof executed by Landlord and Tenant with respect to this Lease.
(cc)    “Mortgage” means a first priority mortgage, deed of trust, or similar security instrument hereafter executed covering the Leased Premises from Landlord to Lender.
(dd)    “Net Award” means the entire award payable to Landlord by reason of a Condemnation (exclusive of any award payable with respect to the Equipment or otherwise payable to Tenant), less any actual and reasonable expenses incurred by Landlord or Tenant in collecting such award.
(ee)    “Net Proceeds” means the entire proceeds of any property casualty insurance required under Paragraph 13(a) attributable to restoration of the Improvements, less any actual and reasonable expenses incurred by Landlord or Tenant in collecting such proceeds.

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(ff)    “Note” or “Notes” means a promissory note or notes executed by Landlord in favor of a Lender and secured by a Mortgage.
(gg)    “OFAC Laws and Regulations” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.
(hh)    “Permitted Encumbrances” means those covenants, restrictions, reservations, liens, conditions, encroachments, easements and other matters of title that affect the Leased Premises as of Landlord’s acquisition thereof, including, without limitation, those listed in that certain Commitment for Title Insurance issued by Stewart Title Guaranty Company on June 28, 2015 to be effective as of July 13, 2015 (File No. 15000220228), but excepting any such matters arising from the acts of Landlord (such as liens arising as a result of judgments against Landlord).
(ii)    “Permitted Use” means the use of the Leased Premises for corporate offices, coffee lab, manufacturing facility and/or distribution center, and for no other purpose other than those consented to by Landlord in writing pursuant to Paragraph 8 hereof.
(jj)    “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (including a business trust), non-incorporated organization or government or any agency or political subdivision thereof or any other entity.
(kk)    “Prime Rate” means the rate of interest announced publicly by Wells Fargo Bank, N.A., or its successor, from time-to-time, as Wells Fargo Bank N.A.’s or such successor’s base rate, or if there be no such base rate, then the rate of interest charged by Wells Fargo Bank, N.A. or such successor to its most creditworthy customers on commercial loans having a 90 day duration.
(ll)    “Rent Commencement Date” means the earlier of (i) the date that the Construction Project has actually achieved Substantial Completion, and (ii) the Scheduled Completion Date (as defined in the Work Letter), subject in all respects to

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extension for events of Force Majeure (as defined in Work Letter) and Landlord Delays (as defined in the Work Letter).
(mm)    “Requisition” means any temporary condemnation or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.
(nn)    “Restoration” means the restoration of the Leased Premises after any Taking or damage by casualty as nearly as possible to their value, condition and character existing immediately prior to such Taking or damage and will include the demolition, planning, and permitting periods required to complete such restoration.
(oo)    “State” means the State of Texas.
(pp)    “Taking” means any taking of any of the Leased Premises in or by condemnation or other eminent domain proceedings pursuant to any Law or by reason of any agreement with any duly constituted authority or agency having jurisdiction in settlement of or under threat of any such condemnation or other eminent domain proceedings.
(qq)    “Taxes” means real, ad valorem and personal property taxes, roll-back taxes (to the extent not paid from escrows established on the Effective Date), Recapture Liability (as defined in the Tax Abatement Documents), Taxes Retroactively Due (as defined in the Tax Abatement Documents), and rent taxes, all charges and taxes for any easement or agreement maintained for the benefit of any of the Leased Premises, all general and special assessments, levies, permits, inspection and license fees, all utility charges and all other public charges and taxes whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed, prior to or during the Term, against Landlord, Tenant or any of the Leased Premises as a result of or arising in respect of the occupancy, leasing, use, maintenance, operation, management, repair or possession thereof, or any activity conducted on the Leased Premises, or the Base Rent or Additional Rent, including without limitation, any sales tax, use tax, margin tax or occupancy tax or excise levied by any governmental body on or with respect to such Base Rent or Additional Rent separate from all other income of Landlord.
(rr)    “Tax Abatement Documents” means (i) that certain Real Property Tax Abatement Agreement effective as of April 28, 2015 between Denton County, Texas (“Denton County”) and Landlord, as successor-in-interest by assignment to SH114/IH35 W. Ventures, Ltd. (“Prior Owner”), (ii) that certain Real Property Tax Abatement Agreement effective as of April 28, 2015 between the Town of Northlake, Texas (“Northlake”) and Landlord, as successor-in-interest by assignment to Prior Owner, (iii) that certain Business Personal Property Tax Abatement Agreement effective as of April 28, 2015 among Northlake, Tenant and Landlord, as successor-in-interest by assignment to Prior Owner, and all other Northlake, Denton County, or State tax incentives inuring to the benefit of Tenant and the Leased Premises.

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(ss)    “Term” means the initial term of this Lease being from the Effective Date to the Expiration Date, as extended pursuant to any renewal that has become effective.
(tt)    “Termination Date” means the Termination Date as defined in Paragraph 12(c).
(uu)    “Trade Fixtures” means all racking systems, counters, computers, computer servers, lighting, office systems, alarm systems, inventory management systems, sortation and conveyor systems, cases, office furniture, shelving and similar fixtures and equipment, which are owned by Tenant and used in the operation of the business conducted on the Leased Premises.
(vv)    “U.S. Publicly Traded Entity” means any Person other than an individual, the shares or other ownership interests in which are traded on a on at least one stock exchange or in the over the counter market in the United States.
(ww)    “Work Letter” means the work letter attached hereto as Exhibit D.
2.        Demise of Premises. Landlord hereby demises and lets to Tenant and Tenant hereby takes and leases from Landlord Landlord’s right, title and interest in and to the Leased Premises.
3.        Term.
(a)    Tenant will have and hold its interest in the Leased Premises pursuant to this Lease for an initial term commencing on the Effective Date and ending on the last day of the calendar month in which occurs the fifteenth (15th) annual anniversary of the Rent Commencement Date (the “Expiration Date”).
(b)    The Term may be extended (each, “Renewal Term”) for up to six (6) renewal terms of five (5) years each, with exercise of each of the Renewal Term being subject to the following conditions: (a) if Tenant elects to renew the Term, Tenant must give written notice in accordance with the provisions of Paragraph 21 to Landlord of such renewal at least twelve (12) months prior to the expiration of the then current Term; (b) this Lease has not been terminated pursuant to the provisions hereof at the time Tenant gives such notice; and (c) no Event of Default has occurred and is continuing at the time Tenant gives such notice and at the time of the applicable Renewal Term. Time is of the essence with respect to Tenant’s exercise of such renewal option. Any such extension or renewal of the Term will continue all provisions of this Lease in full force and effect except that the Base Rent for each Renewal Term will be the greater of (i) 100% of the fair market rental value of the Leased Premises agreed upon by Landlord and Tenant or determined by the appraisal method set-forth below (“FMRV”), or (ii) the Base Rent in effect at the Expiration Date, in accordance with Exhibit B attached hereto and made a part hereof. Notwithstanding the foregoing, in the event Tenant does not exercise any of its extension options in the time period or in the manner provided in this Paragraph 3(b), each such option shall nevertheless continue in full force and effect and shall not lapse until fifteen (15) days after Landlord has

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notified Tenant in writing to inquire whether Tenant desires to exercise such option. If Tenant fails to timely renew the Term as hereinabove provided, then all options with regard to subsequent extensions or renewals of the Term will expire. If the parties are unable to agree upon the FMRV, taking into account appropriate factors, including, without limitation, the length of the Renewal Term, then an independent member of the Appraisal Institute (“MAI”) Appraiser (defined below) selected by agreement of the parties within ten (10) Business Days of the request by one party for the determination will prepare a determination of the FMRV within thirty (30) days of engagement. In making such determination, the appraiser will consider the rental rate that a comparable landlord of a comparable building (i.e., a building of similar age, condition, size and quality with similar parking availability situated in the geographic area of the Leased Premises) would accept in the then-current transactions having commencement dates that are approximately the same as the date of the commencement of the applicable Renewal Term between non-affiliated parties from new, non-expansion, non-renewal, non-sublease and non-equity tenants of comparable creditworthiness, for comparable space, for a comparable use, for a comparable period of time (“Comparable Transactions”) in the area of the Leased Premises. In any determination of Comparable Transactions, appropriate consideration shall be given to the rental rates, the extent of Tenant’s liability under the Lease (including, without limitation, responsibility for triple-net charges), length of the lease term, size and location of the premises being leased, the existence or absence of free rent, the existence or absence of a tenant improvement allowance, and other generally applicable conditions of tenancy for such Comparable Transactions. If within ten (10) Business Days after being notified of the results of such appraisal, Landlord and/or Tenant elect to reject that determination, then each of the parties will name an additional independent MAI Appraiser within ten (10) Business Days after such rejection. In the event the appraisers so named together with the originally named appraiser are unable to agree on the FMRV applying the same considerations set forth above within thirty (30) days of engagement, then the determination will be the amount agreed upon by the majority of the appraisers and reported to the parties within ten (10) Business Days following such failure to agree on the FMRV within the prior thirty (30) day period. In the event the parties are unable to select the appraiser in the first instance, each shall elect one appraiser within ten (10) Business Days after the period for having agreed to elect other appraisers, and those two appraisers will select a third appraiser (in absence of agreement as to the selection of the third independent appraiser, such selection will be made by a mediation process reasonably agreed upon by the parties or in the absence of the same, by a court of competent jurisdiction). The costs and expenses of such appraisal, including the fees of the appraiser or appraisers, will be divided equally between Tenant and Landlord. The determination of the majority of the appraisers as to the FMRV will be conclusive upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. For purposes of this Paragraph, “MAI Appraisers” means firms or individuals, each of whom will have not less than ten (10) years’ experience in appraising industrial and office commercial real estate, preferably in the areas where the Leased Premises are situated.

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4.        Rent.
(a)    Tenant must pay to Landlord, as annual rent for the Leased Premises during the Term from and after the occurrence of the Rent Commencement Date, the sums set forth on Exhibit B (“Base Rent”); provided, however, subject to the retroactive commencement outlined Paragraph 7 of the Work Letter, Tenant shall not be obligated to commence the payment of Base Rent so long as Tenant has exercised the Purchase Option (as defined in the Work Letter). In the event the Document Delivery & Completion Requirement (as defined in the Work Letter) is satisfied on or prior to the Scheduled Completion Date, Tenant may elect to modify the amount of Base Rent in accordance with subparagraph (ii) of Exhibit B, evidenced by Landlord and Tenant’s execution of a notice memorandum regarding the Base Rent and Rent Commencement Date in the form attached hereto as Exhibit E. Base Rent will be paid in equal monthly installments in advance commencing on the first day of the first month next following the Rent Commencement Date and continuing on the same day of each month thereafter during the Term (the said days being called the “Base Rent Payment Dates”), and Tenant will pay the same at Landlord’s address set forth below, or at such other place in the United States or to such other person as Landlord from time-to-time may designate to Tenant in writing, in immediately available funds. Pro rata Base Rent for the period from the Rent Commencement Date to the first day of the next following calendar month shall be added to the Base Rent for the first Lease Year and must be paid in advance on the first Base Rent Payment Date, except that if the Rent Commencement Date occurs on the first day of a calendar month, the full monthly installment of Base Rent must be paid on the Rent Commencement Date.
(b)    If any installment of Base Rent is not paid on the date due, Tenant will pay Landlord interest on such overdue payment at the Default Rate, accruing from the date such installment of Base Rent was due, and continuing until the same is paid, in addition if such Base Rent is not paid within ten (10) days after the date due Tenant will pay Landlord a late fee in the amount of 5% of the installment of Base Rent outstanding.
(c)    Tenant will pay, as Additional Rent, all other amounts and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease, together with every fine, penalty, interest and cost Tenant is obligated to pay the party to whom such payment is due. Landlord and Tenant each agree to cooperate with one another to have all invoices, bills and other statements sent directly to Tenant, and Landlord will forward to Tenant, promptly after Landlord’s receipt of same, any such invoices, bills and statements for which Tenant is liable hereunder. Any Additional Rent which is payable directly to Landlord according to this Lease will be paid to the party to whom Base Rent is paid.
5.        Net Lease; True Lease.
(a)    Base Rent, Additional Rent and all other sums payable by Tenant will continue to be payable in all events, and the obligations of Tenant will continue unaffected, unless the requirement to pay or perform the same are terminated or abated pursuant to an express provision of this Lease. This Lease is an absolute net lease and, notwithstanding

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any present or future law to the contrary, shall not terminate except as otherwise expressly provided herein, nor shall Tenant be entitled to any abatement, reduction, diminution, set-off, counterclaim, defense or deduction with respect to any Base Rent, Additional Rent or other sums payable hereunder, nor shall the obligations of Tenant hereunder be affected, by reason of: any damage to or destruction of the Leased Premises or any portion thereof; any defect in the condition, design, operation or fitness for use of the Leased Premises or any portion thereof; any taking of the Leased Premises or any part thereof by condemnation or otherwise; any prohibition, limitation, interruption, cessation, restriction or prevention of Tenant’s use, occupancy or enjoyment of the Leased Premises, or any interference with such use, occupancy or enjoyment by any person; any eviction by paramount title or otherwise; construction on or renovation of the Leased Premises; or any failure in the Leased Premises to comply with Legal Requirements, or any other cause whether similar or dissimilar to the foregoing. All costs, expenses and obligations of every kind and nature whatsoever relating to the Leased Premises and the appurtenances thereto and the use and occupancy thereof which may arise or become due and payable with respect to the period which ends on the expiration or earlier termination of the Term in accordance with the provisions hereof (whether or not the same shall become payable prior to or during the Term or thereafter) shall be paid by Tenant except as otherwise expressly provided herein. It is the purpose and intention of the parties to this Lease that the Base Rent and the Additional Rent due hereunder shall be absolutely net to Landlord and that this Lease shall yield, net to Landlord, the Base Rent and the Additional Rent provided in this Lease. The parties intend that the obligations of Tenant hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease. Notwithstanding the foregoing, however, nothing in this Lease will limit Tenant’s rights at law or in equity for any breach by Landlord of its covenant of quiet enjoyment under Paragraph 8(c).
(b)    Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Landlord holds fee title in and to the Leased Premises, and such title was not acquired or intended to be held as any type of mortgage or security interest. This Lease is intended by Landlord and Tenant to be an operating lease under generally accepted accounting principles. So long as the substantive terms of this Lease remain unchanged, Landlord shall, at Tenant’s sole cost and expense (including reasonable attorney’s fees), cooperate with any reasonable request made by Tenant to amend this Lease, to the extent such amendment is necessary for this Lease to be treated as an operating lease under generally accepted accounting principles. Notwithstanding anything in this Paragraph 5 to the contrary, however, Tenant may elect to treat this Lease as a capital lease under generally accepted accounting principles. This Lease is also intended by Landlord and Tenant to be a true lease for federal income tax purposes and Landlord and tenant will take that position in all federal tax returns filed by them.
(c)    Tenant will pay directly to the proper authorities charged with the collection thereof all utilities or services used or consumed on the Leased Premises prior to or during the Term, when due. Tenant must make its own arrangements for all utilities and Landlord will have no obligation to furnish any utilities to the Leased Premises.

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6.        Title and Condition.
(a)    The Leased Premises are demised and let to tenant “AS IS, WHERE IS, WITH ALL FAULTS” subject to the Permitted Encumbrances, all Legal Requirements and Insurance Requirements, including any existing violation of any thereof, without representation or warranty by Landlord.
(b)    Without limiting the effect of Landlord’s covenant set forth in Paragraphs 6(d) and 8(c), Landlord makes no, and expressly hereby denies any, representations or warranties regarding the condition or suitability of, or title to, the Leased Premises.
(c)    Landlord hereby conditionally assigns, without recourse or warranty whatsoever, to Tenant, all warranties, guaranties and indemnities, express or implied, and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises, including, but not limited to, any rights and remedies existing under contract or pursuant to the Uniform Commercial Code (collectively, the “Guaranties”). Such assignment will remain in effect until the expiration or sooner termination of this Lease or of Tenant’s right of possession, or until and for so long as there exists an Event of Default. Landlord will also retain the right to enforce any Guaranties so assigned in the name of Tenant upon the occurrence and during the continuation of an Event of Default. Landlord hereby agrees to execute and deliver, at Tenant’s sole cost and expense, such further documents, including powers of attorney, as Tenant may reasonably request (and which in the good faith judgment of Landlord, do not adversely affect a substantial interest of Landlord), in order that Tenant may have the full benefit of the assignment effected or intended to be effected by this Paragraph 6(c). Upon the occurrence and during the continuation of an Event of Default or the expiration or termination of this Lease, the Guaranties will automatically revert to Landlord. The foregoing provision of reversion will be self-operative and no further instrument of reassignment will be required. In confirmation of such reassignment Tenant will execute and deliver promptly any certificate or other instrument that Landlord may request at Tenant’s sole cost and expense.
(d)    Without Tenant’s prior written consent (which consent shall not be unreasonably withheld), Landlord will not (i) make any changes or alterations to the Leased Premises, (ii) other than as required by any Legal Requirements, consent to or cause any amendment or modification to any existing agreement or instrument affecting or benefiting the Leased Premises or the use or occupancy thereof (other than a Mortgage), or (iii) other than as required by any Legal Requirements, create any encumbrances or other exceptions to title to the Leased Premises (other than a Mortgage) or enter into any other agreements of any kind with respect to the use, operation or occupancy of the Leased Premises. Landlord shall cooperate with all requests of Tenant where such cooperation is necessary or desired by Tenant regarding any matter affecting or relating to the Leased Premises, which cooperation shall include, without limitation, execution and delivery of any such documents, agreements, instruments, easements, covenants, restrictions, applications, licenses, permits,

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estoppels or consents reasonably required or desired by Tenant to ensure or facilitate the construction, occupancy and/or continued use of the Leased Premises for such business operations and so long as Landlord assumes no liability thereunder or Tenant indemnifies Landlord from such liability. Tenant agrees to promptly reimburse Landlord for the reasonable attorney’s fees incurred by Landlord in connection with the actions requested by Tenant hereunder.
7.        Taxes; Insurance and Legal Requirements.
(a)    Subject to the provisions of Paragraph 18, Tenant will pay directly to the property taxing authority, and discharge all Taxes prior to delinquency. Landlord will promptly deliver to Tenant any bill or invoice it receives with respect to the Taxes. Nothing herein will obligate Tenant to pay, and the term “Taxes” does not include, federal, state or local (i) franchise, capital stock or similar taxes, if any, of Landlord, (ii) income, excess profits or other taxes, if any, of Landlord, determined on the basis of or measured by its net income, or (iii) any estate, inheritance, succession, gift, capital levy or similar taxes, except to the extent that any such taxes are levied or assessed in lieu of or in substitution for any other tax or assessment upon or with respect to any of the Leased Premises which, if such other tax or assessment were in effect on the Effective Date, would be payable by Tenant. In the event that any assessment against any of the Leased Premises may be paid in installments, Tenant will have the option to pay such assessment in installments; and in such event, Tenant will be liable only for those installments (and all resulting interest thereon) that become due and payable in respect of the Term or the period prior to the Term. Tenant will prepare and file all reports required by governmental authorities that relate to the Taxes. Tenant will deliver to Landlord and/or Lender, within thirty (30) days of Landlord’s or Lender’s, as the case may be, request therefor, copies of all settlements and notices pertaining to the Taxes which may be issued by any Governmental Authority and within thirty (30) days after payment, receipts for payments of all Taxes made during each calendar year of the Term. Without limiting any other provisions of this Lease, including Paragraph 5(a), Tenant shall be responsible for all obligations and liabilities of Landlord under the Tax Abatement Documents, including, without limitation, any Recapture Liability (as defined in the Tax Abatement Documents), any Taxes Retroactively Due (as defined in the Tax Abatement Documents), and all other reporting requirements, obligations and liabilities of Landlord running to Northlake and Denton County under the applicable Tax Abatement Documents. Tenant agrees to defend, pay, protect, indemnify, save and hold harmless the Indemnified Parties from and against any and all Losses relating to Tenant’s failure to satisfy its obligations under the preceding sentence. Landlord explicitly acknowledges the Tax Abatement Documents and Landlord covenants that it shall use good faith efforts to assist Tenant in fully realizing the benefits of the tax incentives outlined in the Tax Abatement Documents to the extent requested by Tenant, at no cost to Landlord (including reimbursement of Landlord’s reasonable attorney’s fees).
(b)    Tenant will cause the Leased Premises to comply with and conform to all of the Legal Requirements and Insurance Requirements, and Tenant will promptly

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comply with and conform to any such requirements, subject to the provisions of Paragraph 18 hereof.
8.        Use.
(a)    Tenant, and any sublessee of Tenant, may use the Leased Premises for the Permitted Use and for no other purpose without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In no event will the Leased Premises be used for any purpose that violates any provision of any recorded covenants, restrictions or agreements applicable to the Leased Premises. Tenant will observe, perform and comply with and carry out the provisions of any recorded covenants, restrictions or agreements, required therein to be observed and performed by Landlord and which are capable of being performed by Tenant. Landlord and Tenant hereby acknowledge and agree that Tenant shall not be obligated to continuously occupy or operate its business upon the Leased Premises, provided, however, Tenant will be responsible for paying Base Rent, Additional Rent and all other sums due to Landlord under this Lease and for performing all of Tenant’s obligations required by and in accordance with the provisions of this Lease, including but not limited to the obligation to maintain the Leased Premises in good repair and condition as required by this Lease.
(b)    Tenant will not permit any unlawful occupation, business or trade to be conducted on any of the Leased Premises or any use to be made thereof contrary to applicable Legal Requirements or Insurance Requirements. Tenant will not use, occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) violate any certificate of occupancy, zoning compliance certificate, or equivalent certificate affecting any of the Leased Premises, (ii) make void or voidable any insurance which Tenant is required hereunder to maintain then in force with respect to any of the Leased Premises, (iii)  adversely affect in any material manner the ability of Tenant to obtain any insurance which Tenant is required to furnish hereunder, (iv) cause any injury or damage to any of the Improvements (other than for Alterations permitted under this Lease), or (v) constitute a public or private nuisance or waste.
(c)    So long as no Event of Default exists hereunder, Landlord covenants that neither it nor any party claiming by, through or under it, will do any act to disturb the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant. Landlord may enter upon and examine any of the Leased Premises at reasonable times after reasonable notice and during business hours and exercise any rights and privileges granted to Landlord under the provisions of this Lease, so long as Landlord does not unreasonably interfere with Tenant’s use and enjoyment of the Leased Premises. During an emergency, Landlord’s access to the Leased Premises will not be restricted as provided in the immediately preceding sentence.
9.        Maintenance and Repair.

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(a)    Tenant will at all times, keep and maintain the Leased Premises, including, without limitation, the roof and all roof components, plumbing, electrical components, equipment, landscaping, parking areas, walls (interior and exterior), footings, foundations and structural components of the Leased Premises in good condition, repair and appearance, and will promptly make all repairs and replacements (substantially equivalent in quality and workmanship to the original work) of every kind and nature, whether foreseen or unforeseen, which may be required to be made upon or in connection with any of the Leased Premises in order to keep and maintain the Leased Premises in good condition and repair, except as provided in Paragraphs 12 and 14. Tenant will do or cause others to do all shoring of the Leased Premises or of foundations and walls of the Improvements and every other act reasonably necessary or appropriate for preservation and safety thereof, by reason of or in connection with any excavation or other building operation upon any of the Leased Premises or Adjoining Property, whether or not Landlord, by reason of any Legal Requirements or Insurance Requirements, is required to take such action or is liable for failure to do so. Landlord will not be required to make any repair, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives the right to make repairs at the expense of the Landlord, which right may otherwise be provided for in any law now or hereafter in effect. Tenant will, in all events, make all repairs for which it is responsible hereunder promptly, and all repairs will be in a good, proper and workmanlike manner.
(b)    If Tenant is in default under any of the provisions of this Paragraph 9 and such default is of a nature that it will, if it continues, (i) cause material damage or injury to the Leased Premises or any part thereof or (ii) have a materially adverse effect on the value or utility of the Leased Premises or any part thereof, then Landlord may, after thirty (30) days’ notice to Tenant and failure of Tenant to commence to cure during said period or to diligently prosecute such cure to completion once begun, but immediately upon notice in the event of an emergency (that is, imminent danger of injury to persons or property), do whatever is necessary to cure such default as may be reasonable under the circumstances for the account of and at the expense of Tenant. In the event of an emergency, before Landlord may avail itself of its rights under this Paragraph 9(b), Landlord must notify Tenant and any designated on-site manager identified by Tenant of the situation by phone or other available communication. All actual and reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred by Landlord or Lender, together with interest thereon at the Default Rate from the date of payment or incurring the expense, will constitute Additional Rent payable by Tenant under this Lease and will be paid by Tenant to Landlord on demand. The foregoing provisions will in no way reduce or lessen Tenant’s responsibilities and liabilities under this Lease pertaining to the maintenance and repair of the Leased Premises.
(c)    Tenant will from time-to-time replace with other similar operational equipment or parts any of the mechanical systems or other equipment included in the Improvements and required for the operation of the Leased Premises which become worn out, obsolete or unusable for the purpose for which it is intended, been taken by a Condemnation as provided in Paragraph 12, or been lost, stolen, damaged or destroyed as

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provided in Paragraph 14. Tenant will repair at its sole cost and expense all damage to the Leased Premises caused by the removal of equipment or any other personal property of Tenant at any time, including upon expiration or earlier termination of this Lease.
10.        Liens and Mortgages.
(a)    Subject to Paragraph 18, Tenant will not permit and will promptly discharge (by payment, bonding or otherwise), any lien on the Leased Premises, on the Base Rent, Additional Rent or on any other sums payable by Tenant under this Lease, other than the Mortgage (and any assignment of leases, rents or profits collateral thereto), the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting from any act or omission by Landlord or those claiming by, through or under Landlord (except Tenant).
(b)    Landlord may encumber the Leased Premises with a Mortgage securing a Loan without Tenant’s consent; provided, however, prior to the expiration of the Option Period (and, if the Purchase Option is exercised, prior to the Purchase Date) the principal balance of such Loan may not equal or exceed eighty percent (80%) of the Total Project Costs funded by Landlord.
11.        Construction Project; Alterations.
(a)    Landlord will provide Construction Advances for the Construction Project in the manner set forth in the Work Letter. Thereafter, Tenant will not make any Alterations that would result, after giving consideration to the completed alteration, in a diminution in the value of the Leased Premises without Landlord’s written consent. Tenant may make any other Alterations that do not cost in excess of $250,000.00 without the prior written consent of the Landlord, and Landlord will not unreasonably withhold, condition or delay granting its consent to Alterations that cost in excess of $250,000.00, in each case subject to the conditions that (i) such Alterations are performed in a good and workmanlike manner and are expeditiously completed in compliance with all Legal Requirements, (ii) such Alterations comply with all Insurance Requirements, (iii) Tenant must promptly pay all costs and expenses of any such Alteration and must discharge (by payment, bonding or otherwise) all liens filed against the Leased Premises arising out of the same, subject to Paragraph 18, and (iv) Tenant must procure and pay for all permits and licenses required in connection with any such Alteration. All such Alterations made by Tenant that constitute real property (excluding Trade Fixtures) will be the property of Landlord upon installation and shall remain at the Leased Premises following the expiration or earlier termination of this Lease.
(b)    Landlord acknowledges that, after completion of the Construction Project, Tenant may desire to perform one or more expansions or renovations of the Improvements during the initial Term (each, a “Modification”). Landlord may, at Landlord’s sole discretion, obtain additional funds with which to reimburse Tenant the costs of the completed Modification, subject to the terms hereof, subject to Landlord and Tenant agreeing to an appropriate adjustment to the Base Rent and any other appropriate terms and conditions

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for such reimbursement, or in the alternative, Tenant may pay for all costs of any such Modification directly with no subsequent adjustment to Base Rent.
12.        Condemnation.
(a)    Landlord, immediately upon obtaining knowledge of the institution of any actual or proposed institution of any proceeding for Condemnation, will notify Tenant thereof and Tenant will have the right to participate in such proceedings at its own expense in order to seek an award or payment on account of Tenant’s leasehold interest hereunder, Tenant’s Trade Fixtures or other tangible personal property of Tenant, Tenant’s moving expenses and similar claims. Tenant, immediately upon obtaining knowledge of any actual or proposed institution of any proceeding for Condemnation, Tenant will notify Landlord thereof and Landlord will be entitled to participate in any Condemnation proceeding at its own expense. Subject to the provisions of this Paragraph 12 and Paragraph 15, Tenant hereby irrevocably conveys and assigns to Landlord any award or payment in respect of any Condemnation of Landlord’s interest in the Leased Premises; provided, however, that nothing in this Lease will be construed as, or deemed to require, the assignment to Landlord of any award or payment on account of Tenant’s leasehold interest hereunder, Tenant’s Trade Fixtures or other tangible personal property of Tenant, Tenant’s moving expenses and similar claims.
(b)    If all or substantially all of the Leased Premises are subject to Condemnation, this Lease shall automatically terminate effective as of the effective date of the Taking (provided that Tenant will be permitted to seek a separate award or payment for its leasehold interest hereunder, its Trade Fixtures and other tangible personal property, moving expenses and similar claims in accordance with the terms of Paragraph 12(a) above).
(c)    In the event of a Taking of any portion of the building on the Leased Premises or at least twenty percent (20%) of the Land or any portion of the truck courts thereon or primary access thereto, the loss of which even after restoration would be, in Tenant’s reasonable business judgment, materially adverse to the business operations of Tenant, as certified to Landlord in writing by Tenant, then Tenant will have the right, exercisable within thirty (30) days after the Taking has occurred, to serve notice upon Landlord (“Tenant’s Termination Notice”) of its intention to terminate this Lease on any Base Rent Payment Date specified in such notice, which date (the “Termination Date”) will be no sooner than the first Base Rent Payment Date occurring at least thirty (30) days after the date of Tenant’s Termination Notice and not later than the third Base Rent Payment Date occurring after the date of Tenant’s Termination Notice. Tenant’s Termination Notice must include an offer to purchase the Leased Premises and the Condemnation award for an amount equal to the FMRV of the Leased Premises (the “Purchase Price”), plus all other amounts which may be due and owing to Landlord by reason of any default by Tenant in complying with its obligations under this Lease, including, without limitation, any prepayment fees or defeasance fees and costs associated with any Mortgage (the “Additions to Purchase Price”) and such notice must contain a legend at the beginning thereof in bold capital letters stating, “LANDLORD HAS THIRTY (30) DAYS FROM THE DATE HEREOF TO NOTIFY

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TENANT IF IT REJECTS OR ACCEPTS THE OFFER MADE IN THIS NOTICE.” If Landlord elects not to accept Tenant’s offer to purchase, this Lease will be terminated as above provided. In the event Landlord accepts Tenant’s offer to purchase, Landlord must give notice accepting such offer to Tenant within thirty (30) days after the giving of Tenant’s Termination Notice, in which case title will close and the Purchase Price and Additions to Purchase Price will be paid as hereinafter provided and in such event Tenant will be entitled to and will receive any and all awards then or thereafter made in the Condemnation proceeding and Landlord will assign or in case of any award previously made, deliver to Tenant on the Closing Date (defined below) such award as may be made. Failure by Landlord to timely give notice accepting or rejecting such offer to Tenant will be deemed an acceptance of such offer.
In the event Landlord accepts or is deemed to have accepted Tenant’s offer to purchase, title will close on the Termination Date (the “Closing Date”), at noon at the local office of Landlord’s counsel, or such other time and place as the parties hereto may agree upon, this Lease will be automatically extended to and include the Closing Date (or, if applicable, the extended Closing Date hereinafter described) and Tenant must pay the Purchase Price and Additions to Purchase Price by transferring immediately available funds to such account or accounts and in such bank or banks as Landlord designates, upon delivery of a special warranty deed conveying the Leased Premises and all other required documents including an assignment of any award in connection with such Taking. The special warranty deed will convey a good and clear record and indefeasible title, free from encumbrances other than (i) exceptions to title existing on the date hereof or otherwise entered into or consented to by Tenant, (ii) liens or encumbrances created or suffered through or by Tenant failing to observe or perform any of the terms, covenants or agreements herein provided to be observed and performed by Tenant, (iii) any installments of Taxes due and payable after the Closing Date, and (iv) this Lease. Such deed will contain an agreement by grantee to observe and perform all of the covenants, conditions and restrictions contained in any instruments of record that were assumed by Landlord or deemed to have been assumed by Landlord on its acquisition of title. Tenant will pay all conveyance, transfer, sales and like taxes, recording charges and fees, and title charges for any policy of title insurance required by Tenant, required in connection with the purchase. If, on the Closing Date, there may be any liens or encumbrances which Landlord is obligated to remove, Landlord will use reasonable efforts to remove the same, and the Closing Date will be extended for a reasonable period to permit Landlord to discharge such liens or encumbrances. If there be any liens or encumbrances against the Leased Premises which Landlord is obligated to remove, upon request made before the Closing Date, Landlord must provide at the Closing separate funds sufficient to discharge the same to Tenant.
If Tenant serves Tenant’s Termination Notice upon Landlord and Landlord rejects Tenant’s purchase offer, this Lease and the Term hereof will terminate on the Termination Date and the entire award or payment with respect to such Condemnation will be payable to Landlord (provided that Tenant will be permitted to seek a separate award or payment for its Trade Fixtures and other tangible personal property, moving expenses and similar claims in accordance with the terms of Paragraph 12(a) above).

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(d)    In the event of any Condemnation of part of the Leased Premises which does not result in a Termination of this Lease, subject to requirements of Paragraph 15, the Net Award of such Condemnation will be paid to Landlord and, promptly after such Condemnation, Tenant will commence and diligently continue to perform the Restoration whether or not the Net Award is sufficient to do so. Base Rent and Additional Rent will continue unabated during the period of Restoration.
Upon the payment to Landlord of the Net Award of a Taking which falls within the provisions of this Paragraph 12(d), Landlord and Lender must, to the extent received, make that portion of the Net Award equal to the cost of Restoration (the “Restoration Award”) available to Tenant for Restoration in accordance with the provisions of Paragraph 15, and the balance remaining, if any, will be retained by Landlord and Base Rent shall continue unreduced for the remaining Term of the Lease.
In the event of a Requisition of any of the Leased Premises, Landlord will apply the Net Award of such Requisition, to the extent available, to the installments of Base Rent, Additional Rent or other sums payable by Tenant under this Lease.
(e)    Except with respect to an award or payment to which Tenant is entitled pursuant to the foregoing provisions of this Paragraph 12, no agreement with any condemnor in settlement of or under threat of any Condemnation will be made by either Landlord or Tenant without the written consent of the other, and of Lender, if the Leased Premises are then subject to a Mortgage, which consent will not be unreasonably withheld, conditioned or delayed provided such award or payment is applied in accordance with this Lease.
13.        Insurance.
(a)    Tenant will maintain at its sole cost and expense the following insurance on the Leased Premises:
(i)Insurance against loss or damage to the Improvements under a “Special Form” (previously, “comprehensive all risk”) insurance policy, which will include (with customary limits) flood insurance (if the Leased Premises is located within a defined flood zone), earthquake insurance (if the Leased Premises is located within a defined earthquake zone), boiler explosion (if there is any boiler upon the Leased Premises), plate glass breakage, sprinkler damage (if the Leased Premises has a sprinkler system), terrorism coverage (if required by Landlord or any Lender) each to the extent applicable and which may contain such exclusions as are standard in the industry, in amounts sufficient to prevent Landlord or Tenant from becoming a co-insurer under the applicable policies (and containing an agreed amount endorsement with respect to the Improvements waiving all co-insurance provisions or to be written on a no co-insurance form), and in any event in amounts sufficient to provide actual replacement cost coverage.

(ii)    Commercial general liability and property damage insurance, including a products liability clause, covering Landlord and Tenant against bodily

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injury liability, and property damage liability, including without limitation any liability arising out of the maintenance, repair, condition or operation of the Leased Premises. Such insurance policy or policies shall contain a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Tenant or Landlord because of the negligence or other acts of the other, shall be in amounts of not less than $5,000,000.00 per occurrence, provided such limits may be met through a combination of primary and excess or umbrella insurance.

(iii)    Workers’ compensation insurance or similar coverage in the statutorily mandated limits covering all persons employed by Tenant on the Leased Premises in connection with any work done on or about any of the Leased Premises.

(iv)    During the construction of the Construction Project under the Work Letter, and thereafter whenever Tenant is making any Alterations or significant construction work of any kind (collectively, “Work”), the estimated cost of which in any one instance exceeds $100,000.00, the term “Insurance Requirement” or “Insurance Requirements” will include a requirement that Tenant obtain or cause its contractor to obtain completed value builder’s risk insurance (which builder’s risk insurance will be in lieu of, and not in addition to, the casualty insurance policy described in Paragraph 13(a)(i) with respect to the Construction Project under the Work Letter) and that, if required by law, Tenant or its contractor obtain worker’s compensation insurance or other insurance coverage covering all persons employed in connection with the Work, whether by Tenant, its contractors or subcontractors and with respect to whom death or bodily injury claims could be asserted against Landlord.

(b)    All companies providing insurance required by Paragraph 13(a) must have an A- or higher rating, as such ratings are ascribed by A.M. Best or equivalent, with a financial class of VII or higher (or otherwise agreed to by Landlord and Lender), and must be licensed to do insurance business in the State. The insurance policies must (except for worker’s compensation and property insurance) name Landlord, Tenant and any Lender as additional insured parties and as loss payee or mortgagee (as applicable) under property policy(ies), as their respective interests may appear. If the required insurance expires, is withdrawn, becomes void because of a breach of any condition thereof by Tenant or becomes void for any other reason, Tenant must immediately seek to obtain new or additional insurance as required under Paragraph 13(a) above. The deductible for the insurance coverage required under Paragraph 13(a)(i) may not exceed the greater of $2,500,000.00 or “market standard” for a company of Tenant’s revenue and capitalization, unless Tenant’s audited net worth is equal to an amount in excess of One Hundred Million Dollars ($100,000,000.00), excluding catastrophic perils.
(c)    Each insurance policy referred to above must, to the extent applicable, contain standard mortgagee clauses in favor of any Lender. As evidence of the insurance specified in Paragraph 13(a) required to be maintained by Tenant, Tenant will deliver to Landlord a certificate or certificates of insurance on an industry standard Acord 25 or Acord

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28 (as applicable) or such other form as may be reasonably acceptable to Landlord and Lender. Each policy required to be carried by Tenant will also be written as a primary policy and provide as follows, to the extent Tenant is reasonably able to obtain policies that so provide: (A) that any loss otherwise payable thereunder to a particular insured or loss payee will be payable notwithstanding (i) any act or omission of any other insured or loss payee which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any Lender pursuant to any provision of the Mortgage upon the happening of an event of default therein, or (iv) any change in title or ownership of any of the Leased Premises, (B) that such policy shall provide 30 days’ notice of cancellation in coverage, or such notice as is customarily available in accordance with policy provisions, and (C) a waiver of subrogation by the insurer as to claims against Landlord, Landlord’s employees and agents. Tenant shall notify Landlord within thirty (30) days of receipt of any Notice of Cancellation from its insurer that results in a material change in the coverage terms and limits resulting in non-compliance with the insurance provisions stated herein.
(d)    Tenant will pay as they become due all premiums for insurance required by this Paragraph 13, will renew or replace each policy, and will deliver to Landlord and Lender a certificate (reasonably acceptable to Landlord and Lender) evidencing the existing policy and such renewal or replacement policy upon policy renewal. In the event of Tenant’s failure to comply with any of the foregoing requirements of this Paragraph 13, Landlord, following written notice to Tenant and affording Tenant ten (10) Business Days to cure such failure, will be entitled to procure such insurance. Any sums expended by Landlord or Lender in procuring such insurance will be Additional Rent and will be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord or Lender until fully paid by Tenant immediately upon written demand therefor by Landlord or Lender, as the case may be.
(e)    Anything in this Paragraph 13 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 13(a) may be carried under a “blanket” policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” policy or policies otherwise comply with the provisions of this Paragraph 13. In the event any such insurance is carried under a blanket policy, Tenant will deliver to Landlord and Lender a certificate of insurance as required in the above sections of this Paragraph 13.
(f)    Notwithstanding anything to the contrary contained in this Paragraph 13, Tenant may satisfy its insurance obligations hereunder through a program of self-insurance or self-insured retention. With respect to self-insurance (but not self-insured retention), Tenant must maintain at all times, a tangible net worth equal to or in excess of Two Hundred Fifty Million Dollars ($250,000,000), or, in the event Tenant has an investment-grade credit rating, One Hundred Million Dollars ($100,000,000), in each case as determined in accordance with generally accepted accounting principles consistently applied.

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(g)    Anything in this Lease to the contrary notwithstanding, Landlord and Tenant, for themselves and their respective insurers or any other party claiming through or under them by way of subrogation or otherwise, hereby waive and release each other of and from any and all right of recovery, claim, action, or cause of action against each other, their agents, officers and employees, for any loss or damage that may occur to the Leased Premises, improvements to the Leased Premises, or personal property within the Leased Premises, by reason of fire or the elements, or other casualty, regardless of cause or origin including the negligence of the Landlord or Tenant, to the extent such loss is fully-insured under insurance policies carried by Landlord or Tenant (or required to be carried hereunder) and agree that no insurer shall have any right of subrogation against the other such party. Landlord and Tenant agree to obtain a waiver of subrogation from the respective insurance companies which have issued policies of insurance covering all risk of direct physical loss, and to have the insurance policies endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers.
14.        Damage; Destruction.
(a)    In the event of any casualty loss to the Leased Premises, Tenant must give Landlord immediate notice thereof. Except to the extent otherwise provided herein, Tenant will adjust, collect and compromise any and all such claims relating to any casualty loss without the consent or joinder of Landlord or Lender, and all proceeds of insurance will be paid directly to Tenant for its use in the Restoration of the Leased Premises. Notwithstanding the foregoing, in the event of any casualty loss exceeding $500,000.00, then (A) any adjustment, collection or compromise of claims therefor will be made with the consent of Lender and Landlord, not to be unreasonably withheld, conditioned or delayed, and Landlord and Lender will have the right to join with Tenant therein, and (B) all Net Proceeds of any insurance will be paid to a trustee (the “Trustee”), which will be a federally insured bank, title insurance company or other financial institution, selected by Landlord and Tenant and reasonably satisfactory to Lender. If the Leased Premises are covered by a Mortgage at the time of the casualty, Lender, if it so desires, will be the Trustee. Each insurer is hereby authorized and directed to make payment under said policies directly to such Trustee instead of to Landlord and Tenant jointly; and Tenant hereby appoints such Trustee as Tenant’s attorney-in-fact to endorse any draft therefor for the purposes set forth in this Lease after approval by Tenant of such Trustee, if Trustee is other than Lender, such approval not to be unreasonably withheld or delayed.
(b)    Subject to Tenant’s rights of termination hereinafter set forth, in the event of any casualty (whether or not insured against) resulting in damage to the Leased Premises or any part thereof, the Term will nevertheless continue and there will be no abatement or reduction of Base Rent, Additional Rent or any other sums payable by Tenant hereunder. Promptly after such casualty (but subject to Tenant’s termination rights set forth below), Tenant must (whether or not such casualty is insured against and, if insured, whether or not the Net Proceeds are sufficient for the purpose) promptly repair or replace the Improvements as nearly as possible to their value and condition and character immediately prior to such event and otherwise in accordance with all Insurance Requirements and Legal

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Requirements and the provisions of this Lease (including Tenant’s making any desired Alterations allowed hereunder) and the Net Proceeds of such loss may be utilized by Tenant for such purpose, subject to the provisions of Paragraph 15 hereof if such Net Proceeds have been paid over to the Trustee. If any such Net Proceeds have been paid over to the Trustee, the Trustee must make the Net Proceeds received by it available to Tenant for Restoration, in accordance with the provisions of Paragraph 15.
(c)    Notwithstanding anything to the contrary contained herein, if a casualty occurs during the last two (2) years of the Term of this Lease and the cost of restoration of the Leased Premises would be more than thirty five percent (35%) of the replacement value of the Leased Premises, as certified by a registered architect, Tenant will have the right to terminate this Lease by written notice to Landlord given within sixty (60) days after such occurrence. If this Lease is terminated then all insurance proceeds attributable to restoration of the Improvements will be paid to Landlord and Landlord alone will have the right to settle any claim with the insurance with respect to such proceeds.
15.        Restoration.     In the event that the Net Proceeds of any insurance payment has been paid to or otherwise held by a Trustee, then, provided that no Event of Default has occurred and is then continuing, the Net Proceeds paid to the Trustee will be disbursed by the Trustee in accordance with the following conditions:
(a)    At the time of any disbursement, no Event of Default has occurred and is continuing and no mechanics’ or materialmen’s liens have been filed and remain undischarged and unbonded.
(b)    Prior to commencement of the Restoration, the architects, contracts, contractors, plans and specifications for the Restoration must have been approved by Landlord, which approval will not be unreasonably withheld, conditioned or delayed.
(c)    Each request for disbursement must be accompanied by a statement by Tenant or its general contractor describing the completed work for which payment is requested and stating the cost incurred in connection therewith.
(d)    Disbursements will be made from time-to-time in an amount not exceeding the cost of the work completed since the last disbursement upon receipt of (1) satisfactory evidence, including architects’ certificates, of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications approved by Landlord, and (2) waivers of liens for providers of labor or materials in excess of $100,000.00.
(e)    The Trustee may retain ten percent (10%) from each disbursement of the Net Proceeds until not later than thirty (30) days after the Restoration is substantially completed (as evidenced by the delivery of an AIA Form G704) and the Leased Premises are available for the Permitted Use, as evidenced by the issuance of any necessary certificate of occupancy.

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(f)    The Net Proceeds will be kept in a separate interest-bearing account federally insured to the extent applicable by the Trustee or by Lender.
Prior to commencement of Restoration and at any time during Restoration, if the estimated cost of Restoration, as set forth in the applicable construction contract for the Restoration, exceeds the amount of the Net Proceeds, the amount of such excess will be paid by Tenant to the Trustee to be added to the Net Proceeds prior to any further disbursement or, at Tenant’s option, Tenant will fund at its own expense the costs of such Restoration until the remaining Net Proceeds is sufficient for the completion of the Restoration. Except for the payment to Landlord or Lender of the Net Award referred to in Paragraph 12(c), any amount of the Net Proceeds which remains upon the completion of Restoration will be paid to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of Restoration, the Net Proceeds or the Restoration Award will be deemed to be disbursed prior to any amount added by Tenant.
16.        Subordination to Financing.
(a)    Landlord’s interest in this Lease and/or the Leased Premises shall not be subordinate to any encumbrances placed upon the Leased Premises by or resulting from any act of Tenant, and nothing herein contained shall be construed to require such subordination by Landlord. Subject to Paragraph 18, Tenant shall keep the Leased Premises free from any liens for work performed, materials furnished or obligations incurred by Tenant. EXCEPT AS OTHERWISE CONSENTED TO BY LANDLORD PURSUANT TO PARAGRAPH 17, NOTICE IS HEREBY GIVEN THAT TENANT IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE LEASED PREMISES OR TENANT’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID.
(b)    Subject to the following provisions of this Paragraph 16(b), Tenant agrees that this Lease will, upon Landlord’s and Lender’s (if any) written request, be subject and subordinate to the lien of any Mortgage, and Tenant agrees, upon demand, without cost, to execute instruments as may be reasonably required to further effectuate or confirm such subordination, including a subordination agreement in the form of Exhibit C attached hereto or such other form or with such other modifications as may be reasonably required by Lender and approved by Landlord and Tenant. So long as no Event of Default is outstanding, Tenant’s tenancy will not be disturbed, nor will this Lease be affected by any default under such Mortgage, and in the event of a foreclosure or other enforcement of any such Mortgage, or sale in lieu thereof, the purchaser at such foreclosure sale or pursuant to a deed-in-lieu thereof will be bound to Tenant for the Term of this Lease and any extensions thereof, the rights of Tenant hereunder will expressly survive, and this Lease will in all respects continue in full force and effect so long as no Event of Default by Tenant has occurred and is continuing. So long as no Event of Default by Tenant has occurred and is continuing, Tenant will not be named as a party defendant in any such foreclosure suit, except as may be required by Legal Requirements. Any Mortgage to which this Lease is now or hereafter subordinate

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will provide, in effect, that during the time this Lease is in force, and so long as there is no Event of Default by Tenant hereunder, all insurance proceeds and condemnation awards will be permitted to be used for restoration in accordance with the provisions of this Lease.
(c)    Notwithstanding the provisions of Paragraph 16(b), the holder of the Mortgage to which this Lease is subject and subordinate, as provided in Paragraph 16(b), will have the right, at its sole option, at any time, to subordinate and subject the Mortgage, in whole or in part, to this Lease by recording a unilateral declaration to such effect.
(d)    At any time prior to the expiration of the Term, Tenant agrees to attorn, from time to time, to any owner of the Leased Premises or Lender, upon the then executory terms and conditions of this Lease, for the remainder of the term originally demised in this Lease and for any Renewal Term, provided that such owner or Lender will then be entitled to possession of the Leased Premises subject to the provisions of this Lease, and such owner or Lender will assume the obligations of Landlord under this Lease thereafter arising. The provisions of this Paragraph 16(d) will inure to the benefit of any such owner or Lender and to Tenant, will apply notwithstanding that, as a matter of law, this Lease would have otherwise terminated upon the foreclosure of the Mortgage, will be self-operative, and no further instrument will be required to give effect to said provisions.
(e)    Each of Tenant and Landlord agrees that it will, if requested by the other (and if requested by Tenant, Landlord will use best efforts to cause Lender to), without charge, enter into (i) a subordination, non-disturbance and attornment agreement reasonably requested by Lender or Tenant, provided such agreement contains provisions relating to non-disturbance in accordance with the provisions of Paragraph 16(b), and (ii) an agreement with Lender whereby Tenant agrees for the benefit of Lender that Tenant will not, without in each case the prior written consent of Lender, which will not be unreasonably withheld, conditioned or delayed, (A) amend or modify in any manner that will diminish the value of this Lease to Landlord, lessen the obligations of Tenant hereunder or increase the obligations of Landlord hereunder, or cancel or surrender the term of this Lease except as expressly permitted by the provisions of this Lease, or enter into any agreement with Landlord so to do, or (B) pay any installment of Base Rent more than one month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.
(f)    At any time after Landlord has advised Tenant of the existence of a “Lender” hereunder, and before such Lender has confirmed to Tenant that the lien of its Mortgage has been released, Tenant will not (and will not be obligated, even upon the request of Landlord, to) execute any agreement or document purporting to subordinate this Lease to the lien of any mortgage or deed of trust other than the Mortgage held by Lender.
17.        Assignment; Subleasing.
(a)    Landlord shall have the right to market and contract to sell the Leased Premises any time after the Effective Date, provided, however, without Tenant’s prior written consent in its sole and reasonable discretion, Landlord shall not sell or convey the Leased Premises until such time as Landlord’s obligation to fund Construction Advances (as defined

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in the Work Letter) has expired. In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee and Landlord shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Landlord contained herein, except for obligations or liabilities accrued prior to such assignment or sale, provided such assignee assumes all of Landlord’s obligations arising after the date of such assignment and Tenant receives a copy of such assignment and assumption. Tenant, acknowledging the benefits of the Tax Abatement Documents, covenants that it shall use reasonable and good faith efforts to assist Landlord in obtaining the necessary consent from Northlake and Denton County with respect to the assignment of the applicable Tax Abatement Documents to any purchaser or assignee of Landlord, and Landlord shall not be required to revise, amend or modify any terms or conditions of this Lease in order to effectuate such assignment of the Tax Abatement Documents and this Lease. Tenant further acknowledges the refusal by Northlake or Denton County to grant consent to such assignment of the applicable Tax Abatement Documents, shall not in any way prohibit a sale or conveyance by Landlord under this subsection, or Tenant’s obligations under this Lease.
(b)    Provided that no Event of Default has occurred and is continuing, after the Construction Project achieves Substantial Completion, Tenant may assign its interest in this Lease or sublease any portion(s) of the Leased Premises without the prior written consent of Landlord, but subject to the provisions of this Paragraph 17. Tenant will give Landlord prior written notice of Tenant’s intention to assign its interest in this Lease or sublease any portion of the Leased Premises promptly upon electing to do so. In no event may Tenant assign this Lease or sublease any portion of the Leased Premises to any Person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations and/or who is in violation of any of the OFAC Laws and Regulations, and any such assignment or subletting shall not be effective until the assignee or sublessee has provided written certification to Landlord that (A) neither such assignee or sublessee nor any Person who owns directly or indirectly any interest in such assignee or sublessee is a Person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations, and (B) such assignee or sublessee has taken reasonable measures to assure than no Person who owns directly or indirectly any interest in such assignee or sublessee is a Person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations; provided, however, the covenant contained in this sentence shall not apply to any Person to the extent that such Person’s interest is in or through a U.S. Publicly Traded Entity. No sublease under, or assignment of this Lease (or any rejection in bankruptcy or other default by any assignee or sublessee hereunder) will relieve the original Tenant of its obligations hereunder, which will continue as the obligations of a principal and not as the obligations of a surety or a guarantor. Notwithstanding any merger, consolidation or sale (i) of Tenant, (ii) of any parent, subsidiary or Affiliate of Tenant, or (iii) of any or all of the assets of Tenant or any parent, subsidiary or Affiliate of Tenant, Tenant (and any successor of Tenant by such merger, sale or consolidation) will continue to be obligated for all of Tenant’s obligations hereunder without any abatement, diminution, set-off, reduction, rebate, termination, or decrease,

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except as expressly provided in this Lease. The joint and several liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, will not in any way be discharged, released or impaired by any (A) stipulation which extends the time within which an obligation under this Lease is to be performed, (B) waiver of the performance of an obligation required under this Lease, or (C) failure to enforce any of the obligations set forth in this Lease.
(c)    No interest in Tenant or any Affiliate of Tenant, or in any Person owning directly or indirectly any interest in Tenant or any Affiliate of Tenant, shall be transferred, assigned or conveyed to any Person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations and/or who is in violation of any of the OFAC Laws and Regulations, and any such transfer, assignment or conveyance shall not be effective until the transferee has provided written certification to Landlord that (i) the transferee or any Person who owns directly or indirectly any interest in transferee, is not an Person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations, and (ii) the transferee has taken reasonable measures to assure than any Person who owns directly or indirectly any interest in transferee, is not a Person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of the OFAC Laws and Regulations; provided, however, the covenant contained in this sentence shall not apply to any Person to the extent that such Person’s interest is in or through a U.S. Publicly Traded Entity.
(d)    Each sublease of the Leased Premises or any part thereof will be subject and subordinate to the provisions of this Lease. Tenant agrees that in the case of an assignment, Tenant will, not less than ten (10) days prior to the execution and delivery of any such assignment as described in this Paragraph 17(d), give notice of such assignment to Landlord and Lender. Tenant further agrees that in the case of such assignment, Tenant will, within fifteen (15) days after the execution and delivery of any such assignment, deliver to Landlord and Lender (i) a duplicate original of such assignment, along with a Memorandum thereof in recordable form and (ii) an agreement executed and acknowledged by the assignee in recordable form wherein the assignee agrees to assume and agrees to observe and perform all of the terms and provisions of this Lease on the part of the Tenant to be observed and performed from and after the date of such assignment, and, in the case of a sublease, Tenant will, within fifteen (15) days after the execution and delivery of such sublease, deliver to Landlord and Lender a duplicate original of such sublease.
(e)    Upon the occurrence and during the continuation of an Event of Default under this Lease, Landlord will have the right to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, and Tenant hereby irrevocably and unconditionally assigns such rents and money to Landlord, which assignment may be exercised upon and after (but not before) the occurrence of an Event of Default.

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(f)    Landlord will enter into (and cause Lender to join in) a non-disturbance and attornment agreement with any qualified sublessee of the entirety of the Leased Premises, if requested by Tenant and so long as neither the Base Rent nor the Term are reduced thereby. For purposes hereof, a “qualified sublessee” will be any proposed sublessee that (i) as of the effective date of the intended sublease, has a tangible net worth not less than $100,000,000, and (ii) is not a prohibited assignee or sublessee under Paragraph 17(b) hereof concerning the OFAC Laws and Regulations.
(g)    With regard to any assignment or subletting which is permitted pursuant to this Paragraph 17, Landlord shall cooperate with the reasonable requests of Tenant made for purposes of effectuating such assignment or transfer and the use of the Leased Premises as contemplated thereby, which cooperation shall include, without limitation, execution and delivery of any such documents, agreements, instruments, applications, licenses, permits, estoppels or consents reasonably required by the parties to consummate such assignment or transfer and/or to permit the Leased Premises to be used by such assignee or transferee as contemplated by such assignment or transfer and so long as Landlord assumes no liability thereunder or Tenant indemnifies Landlord from such liability. Notwithstanding the foregoing, Landlord shall not be required to incur any cost or expense, nor shall Landlord be required to revise, amend or modify any terms or conditions of this Lease in order to effectuate an assignment or sublease desired by Tenant. Tenant agrees to promptly reimburse Landlord for the reasonable attorney’s fees incurred by Landlord in connection with the actions requested by Tenant hereunder.

18.        Permitted Contests.     Notwithstanding any provision of this Lease to the contrary, after prior written notice to Landlord and Lender, Tenant will not be required to (i) pay any Tax, (ii) comply with any Legal Requirement, or (iii) discharge or remove any lien, so long as Tenant contests, in good faith and at its expense, the existence, the amount or the validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor, by appropriate proceedings which operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the Tax or lien so contested, (B) the sale, forfeiture, loss of or damage to any of the Leased Premises, any Base Rent or any Additional Rent to satisfy the same or to pay any damages caused by the violation of the same, (C) any interference with the use, occupancy, sale or financing of any of the Leased Premises, (D) any interference with the payment of any Base Rent or any Additional Rent, and (E) the cancellation of any fire or other insurance policy. In no event will Tenant pursue any contest with respect to any Tax, Legal Requirement, or lien referred to above in such manner that exposes Landlord, Tenant or Lender, to any criminal or civil penalty or sanction, or results in a defeasance of Landlord’s interest in the Leased Premises. Tenant will provide Lender or Landlord in that order, as security for such contest, an amount of cash or bond equal to one hundred twenty-five percent (125%) of the amount being contested, or other form of security satisfactory in the reasonable opinion of Lender or Landlord in that order, in assuring the payment, compliance, discharge, removal or other action, including all costs, attorneys’ fees, interest and penalties, in the event that the contest is unsuccessful. No such security will be required if the amount involved in the contest does not exceed two tenths of one percent (1%) of the tangible net worth of Tenant, computed

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in accordance with generally accepted accounting principles consistently applied. While any such proceedings are pending and the required security is held by Lender or Landlord, in that order, Lender or Landlord, as the case may be, will not have the right to pay, remove or cause to be discharged the Tax, Legal Requirement or lien thereby being contested unless Landlord or Lender reasonably believes that Tenant is not satisfying any one or more of the relevant conditions in clauses (A) through (E) preceding during the pendency of the contest. Tenant further agrees that each such contest must be promptly and diligently prosecuted to a final conclusion, except that Tenant will, so long as all of the conditions of the first sentence of this Paragraph 18 are at all times complied with, have the right to attempt to settle or compromise such contest through negotiations. Tenant will pay any and all judgments, decrees and costs (including all attorneys’ fees and expenses) in connection with any such contest and will, promptly after the final determination of such contest, fully pay and discharge the amounts which are assessed, or imposed or are determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, and perform all acts the performance of which are ordered as a result thereof.
19.        Default.     The occurrence of any one or more of the following events will constitute an Event of Default under this Lease:
(a)    Tenant’s failure to make any payment of Base Rent within three (3) days of when due.
(b)    Tenant’s failure to make payment of Additional Rent or other sum herein required to be paid by Tenant when due, and such default continues for a period of ten (10) days after written notice from Landlord or Lender to Tenant.
(c)    Tenant’s failure to duly perform and observe the provisions of Paragraph 22(b) and such default continues for a period of ten (10) Business Days after written notice from Landlord or Lender to Tenant.
(d)    Tenant’s failure to maintain insurance in accordance with the requirements of Paragraph 13 hereof and such failure continues for a period of five (5) Business Days after written notice from Landlord or Lender to Tenant.
(e)    Tenant’s failure to duly perform and observe, or Tenant’s violation or breach of, any other material obligation of Tenant hereunder hereof if such failure continues for a period of thirty (30) days after notice thereof from Landlord or Lender, or if such failure cannot be cured within such period of thirty (30) days, such period will be extended for such longer time as reasonably necessary provided that Tenant has commenced to cure such default within said period of thirty (30) days and is actively, diligently and in good faith proceeding with continuity to remedy such failure. Tenant agrees that after receiving any such notice of default referred to above in this Paragraph 19(e), Tenant will, upon request of Landlord or Lender, advise the requesting party of Tenant’s progress in curing such default.

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(f)    Tenant (i)  is adjudicated bankrupt or insolvent, or (ii) consents to the appointment of a receiver or trustee for itself or for any of the Leased Premises, (iii)  a files or acquiesces to (as applicable) a voluntary or involuntary petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (iv) makes a general assignment for the benefit of creditors, or (v) is liquidated or dissolved or begins proceedings toward its liquidation or dissolution.
(g)    A court enters an order, judgment or decree appointing a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree remains in force, undischarged and unstayed sixty (60) days after it is entered (each, together with those items listed in Paragraph 19(f), an “Action”).
(h)    The estate or interest of Tenant in any of the Leased Premises is levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process is not be vacated or discharged within sixty (60) days after such levy or attachment.
(i)    Any representation or warranty made by Tenant herein proves to have been incorrect when made in any material respect, such incorrect representation or warranty has, or is reasonably expected to have, a material adverse effect on Landlord or the Leased Premises, and, if Tenant did not intentionally make such false representation or warranty, Tenant does not take such action as Landlord may reasonably require to protect Landlord from or compensate Landlord for such material adverse effect within thirty (30) Business Days after written notice from Landlord or Lender to Tenant.
20.        Landlord’s Remedies.     Upon the occurrence of an Event of Default, with or without notice or demand, except the notice prior to default required under certain circumstances by Paragraph 19 above, elsewhere in this Lease, or such other notice as may be required by statute, Landlord shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including without limitation any one or more of the following:
(a)    After Tenant receives an additional five (5) day notice from Landlord and if Tenant’s failure to cure shall continue beyond such additional five (5) day period, to terminate this Lease without any right of Tenant to reinstate Tenant’s rights by payment of any rentals due hereunder, including Base Rent and Additional Rent, or other performance of the terms and conditions hereof, whereupon Tenant’s right to possession of the Leased Premises shall cease (and Tenant shall immediately surrender possession of the Leased Premises to Landlord) and this Lease, except as to Tenant’s liability, shall be terminated. Tenant hereby expressly waives any and all rights of redemption granted by or under present or future law in the event this Lease is terminated or Tenant is evicted or dispossessed by reason of any breach by Tenant of any provisions of the Lease.

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(b)    After Tenant receives an additional five (5) day notice from Landlord and if Tenant’s failure to cure shall continue beyond such additional five (5) day period, to re-enter and take possession of the Leased Premises, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. If Tenant shall, after the occurrence of an Event of Default, voluntarily give up possession of the Leased Premises to Landlord, deliver to Landlord or its agents the keys to the Leased Premises, or both, such actions shall be deemed to be in compliance with Landlord’s rights and the acceptance thereof by Landlord or its agents shall not be deemed to constitute a termination of this Lease. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice.
(c)    Provided that Landlord has first exercised its rights under either Paragraphs 20(a) or (b) above, to remove all or any portion Tenant’s tangible personal property and cause the same to be stored in a public warehouse or elsewhere at Tenant’s sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action.
(d)    To bring an action against Tenant for any damages sustained by Landlord or any equitable relief available to Landlord.
(e)    To relet the Leased Premises or any part thereof for such term or terms (including a term which extends beyond the original Term), at such rentals and upon such other terms as are commercially reasonable, with all proceeds received from such reletting being applied to the rental and other sums due from Tenant. Landlord reserves the right following any such reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice.
(f)    To immediately or at any time thereafter, and with or without notice, at Landlord’s sole option but without any obligation to do so, correct such breach or default and charge Tenant all reasonable costs and expenses incurred by Landlord therein. Any sum or sums so paid by Landlord, together with interest at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be immediately due from Tenant to Landlord. Any such acts by Landlord in correcting Tenant’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Landlord’s right to exercise any or all remedies set forth herein, until such time as Tenant pays such Additional Rent.
(g)    To immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Tenant held by Landlord under this Lease against any sum owing by Tenant.

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(h)    To seek any equitable relief available to Landlord, including, without limitation, the right of specific performance.
(i)    To enforce, and Tenant does hereby consent to such enforcement, all of Landlord’s self-help remedies available at law or in equity without Landlord resorting to any legal or judicial process, procedure or action.
(j)    In the event either party hereto initiates litigation or hires legal counsel to enforce or protect its rights under this Lease, the prevailing party will be entitled to recover from the unsuccessful party, in addition to any other damages or relief awarded or obtained, all court costs and reasonable attorneys’ fees incurred in connection with such litigation or action by legal counsel.
All powers and remedies given by this Paragraph 20 to Landlord, subject to applicable law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Landlord under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Tenant contained in this Lease, and no delay or omission of Landlord to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Paragraph 20 or by law to Landlord may be exercised from time to time, and as often as may be deemed expedient, by Landlord, subject at all times to Landlord’s right in its sole judgment to discontinue any work commenced by Landlord or change any course of action undertaken by Landlord.

21.        Notices.     All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease (collectively “Notice” or “Notices”) must, to be effective for purposes of this Lease, be in writing, and they will be deemed to have been given for all purposes (i) three (3) Business Days after having been sent by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address as stated below, or (ii) one (1) day after having been sent by Federal Express or other nationally recognized air courier service, to the addresses stated below:
(a)    If to Landlord, at the address set forth on the first page of this Lease, Attention: John D. Altmeyer.
(b)    If to Landlord, with a copy to Alston & Bird LLP, Bank of America Plaza, 101 South Tryon Street, Suite 400, Charlotte, North Carolina 28280-4000, Attn: Michael Cecka.
(c)    If to Tenant, at the address set forth on the first page of this Lease, Attention: Legal Department
(d)    If to Tenant, with a copy to Munsch Hardt Kopf & Harr, PC, 3800 Ross Tower, 500 N. Akard St., Dallas, TX 75201, Attn.: William T. Cavanaugh, Jr.

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If any Lender has advised Tenant by Notice in the manner aforesaid that it is the holder of a Mortgage and stating in said Notice its address for the receipt of Notices, then simultaneously with the giving of any Notice by Tenant to Landlord of a default by Landlord under this Lease, Tenant will serve one or more copies of such Notice upon Lender in the manner aforesaid and no such Notice of default will be effective against Lender unless and until Lender has been sent a copy thereof. For the purposes of this Paragraph 21, any party may substitute its address by giving fifteen (15) days’ notice to the other party in the manner provided above.
22.        Memorandum of Lease; Estoppel Certificates.
(a)    Tenant and Landlord will execute, deliver and record, file or register from time-to-time all such instruments as may be required by any present or future law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and will cause a memorandum of this Lease in the form attached hereto as Exhibit F, and any supplement hereto or to such other instrument, if any, as may be appropriate, to be recorded, filed or registered and re-recorded, refiled or re-registered in such manner and in such places as may be required by any present or future law in order to give public notice and protect the validity of this Lease. In the event of any discrepancy between the provisions of said recorded memorandum of this Lease or any other recorded instrument referring to this Lease and the provisions of this Lease, the provisions of this Lease will prevail.
(b)    Landlord and Tenant will, at no cost to the requesting party, at any time and from time to time, upon not less than fifteen (15) days’ prior written request by the other, execute, acknowledge and deliver to the other a statement in writing, executed by Landlord or Tenant by, if other than an individual, a President, Vice President or authorized general partner, manager, principal officer or agent thereof certifying (i) that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect as modified, setting forth such modifications); (ii) the dates to which Base Rent payable hereunder has been paid; (iii) that to the knowledge of the party executing such certificate, no default by either Landlord or Tenant exists hereunder or specifying each such default of which such party may have knowledge; (iv) the remaining Term hereof; (v) that to the knowledge of the party executing such certificate, there are no proceedings pending or threatened against such party before or by any court or administrative agency which if adversely decided would materially and adversely affect the financial condition and operations of such party or if any such proceedings are pending or threatened to said party’s knowledge, specifying and describing the same; and (vi) that no rent has been paid under this Lease for more than one month in advance. It is intended that any such statements may be relied upon by Lender, the recipient of such statements or their assignees or by any prospective mortgagee, purchaser, assignee or subtenant of the Leased Premises.
23.        Surrender.     Upon the expiration or earlier termination of this Lease, Tenant will peaceably leave and surrender the Leased Premises (except as to any portion thereof with respect to which this Lease has previously terminated) to Landlord in good condition and repair, except for ordinary wear and tear and damage by fire, casualty

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or condemnation but only to the extent Tenant is not required to repair the same hereunder. Tenant will remove from the Leased Premises, at Tenant’s sole cost and expense, on or prior to such expiration or earlier termination of this Lease, the Equipment and other personal property which are owned by Tenant or third parties other than Landlord, and Tenant, at its expense, will, on or prior to such expiration or earlier termination, repair any damage caused by such removal. If the Equipment and other personal property are not removed within twenty (20) days after the end of the Term or the earlier termination of the Term for any reason whatsoever, the same shall become the sole and exclusive property of Landlord. Upon such expiration or earlier termination, no party will have any further rights or obligations hereunder except as specifically provided herein.
If Tenant remains in possession of the Leased Premises after the expiration of the Term hereof, Tenant, at Landlord’s option and within Landlord’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay rentals and other sums in the amounts herein provided, except that the Base Rent shall automatically be one hundred twenty-five percent (125%) of Base Rent, and to comply with all the terms of this Lease; provided that nothing herein nor the acceptance of rent by Landlord shall be deemed a consent to such holding over. Tenant shall defend, indemnify, protect and hold the Indemnified Parties, harmless for, from and against any and all Losses resulting from Tenant’s failure to surrender possession upon the expiration of the Term, including, without limitation, any claims made by any succeeding lessee, provided that Tenant has been provided written notice of the existence of such succeeding lessee thirty (30) days prior to the commencement of the lease term for such succeeding lessee.
24.        No Merger of Title.     There will be no merger of this Lease nor of the leasehold estate created by this Lease with the leasehold or fee estate in or ownership of any of the Leased Premises by reason of the fact that the same person or entity may acquire or hold or own, directly or indirectly, (i) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (ii) the fee estate or ownership of any of the Leased Premises or any interest in such fee estate or ownership. No such merger will occur unless and until all persons and entities having any interest in (x) this Lease or the leasehold estate created by this Lease, and (y) the fee estate in or ownership of the Leased Premises or any leasehold created thereby, including, without limitation, Lender’s interest therein, or any part thereof sought to be merged have joined in a written instrument effecting such merger and have duly recorded the same.
25.        Landlord and Lender Exculpation.     Anything contained herein to the contrary notwithstanding (except the last sentence of Paragraph 40), any claim based on or in respect of any liability of Landlord under this Lease will be enforced only against the interest acquired by Landlord in Leased Premises and all rents, insurance proceeds, condemnation awards and other proceeds thereof, and will not be otherwise enforced against the Landlord individually or personally. Tenant agrees that any assignment by Landlord to Lender of Landlord’s interest in this Lease, or the rent, payable hereunder, whether absolute or conditional in nature or otherwise, whether such assignment is made to Lender solely as additional collateral related to a mortgage or otherwise, and the acceptance thereof by Lender

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will not be treated as an assumption by Lender of any obligations of Landlord hereunder unless Lender has, by notice sent to Tenant, specifically elected to assume such obligations; provided, that Lender will be treated as having assumed Landlord’s obligations hereunder upon purchase of the Leased Premises pursuant to foreclosure of the Mortgage or by deed in lieu thereof, or other conveyance, subject to the limitations set forth in the first sentence hereof.
26.        Hazardous Substances.
(a)    For the purposes hereof, the term “Hazardous Materials” will include, without limitation, any material, waste or substance which is (i) included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes” in or pursuant to any Laws, or subject to regulation under any Law; (ii) listed in the United States Department of Transportation Optional Hazardous Material Table, 49 C.F.R. Section 172.101, as enacted as of the date hereof or as hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as enacted as of the date hereof or as hereafter amended; or (iii) explosive, radioactive, asbestos, a polychlorinated biphenyl, petroleum or a petroleum product or waste oil. The term “Environmental Laws” will include all Laws pertaining to health, industrial hygiene, Hazardous Materials or the environment, including, but not limited to each of the following, as enacted as of the date hereof or as hereafter amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §96021 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; and all other federal, state or local laws, rules or regulations pertaining to Hazardous Materials.
(b)    Tenant will comply with and will cause the Leased Premises to comply with all Environmental Laws applicable to the Leased Premises and Tenant’s operations thereon, and (i) to Tenant’s actual knowledge, neither the Leased Premises, nor any portion thereof, has been used by Tenant or by any prior owner for the generation, manufacture, storage, handling, transfer, treatment, recycling, transportation, processing, production, refinement or disposal (each, a “Regulated Activity”) of any Hazardous Materials in violation of any Environmental Laws; and (ii) to Tenant’s actual knowledge, there are no Hazardous Materials present on, in or under the Leased Premises or any portion thereof in violation of any Environmental Laws. Tenant covenants it (1) will not use the Leased Premises for Regulated Activities or for the storage, handling or disposal of Hazardous Materials (other than in connection with the operation and maintenance of the Leased Premises or in Tenant’s normal business operations and in commercially reasonably quantities, subject to compliance with applicable Laws), (2) (A) will not install or permit the installation on the Leased Premises of any underground storage tanks or surface impoundments containing petroleum products except as described in the Plans and Specifications (as defined in the Work Letter) and will not cause any petroleum

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contamination in violation of applicable Environmental Laws originating on the Leased Premises, and (B) with respect to any petroleum contamination on the Leased Premises which originates from a source off the Leased Premises, Tenant will, upon knowledge of same, notify all responsible third parties and appropriate government agencies (collectively, “Third Parties”) and will prosecute the cleanup of the Leased Premises by such Third Parties, including, without limitation, undertaking legal action, if necessary, to enforce the cleanup obligations of such Third Parties, (3) will cause any Alterations of the Leased Premises to be done in a way which complies with applicable Laws relating to exposure of persons working on or visiting the Leased Premises to Hazardous Materials and, in connection with any such Alteration, will remove any Hazardous Materials present upon the Leased Premises which are not in compliance with applicable Environmental Laws or which present a danger to persons working on or visiting the Leased Premises, and (4) will not install in the Leased Premises or permit to be installed in the Leased Premises asbestos or any asbestos-containing materials in any form that is or could be friable. Additionally, Landlord agrees that Tenant may use household and commercial cleaners and chemicals to maintain the Leased Premises and may store items commonly carried in Tenant’s business operations, provided that such use is in compliance with all Environmental Laws. Landlord and Tenant acknowledge that any or all of the cleaners and chemicals or other items described in this Paragraph 26 may constitute Hazardous Materials. However, Tenant may use, store and dispose of same as herein set forth, provided, that in doing so tenant complies with all Environmental Laws and Legal Requirements. For the purposes of Paragraphs 26(c) through (e), the term “Hazardous Materials” will exclude the Hazardous Materials permitted in this Paragraph 26(b).
(c)    If, at any time during the Term, Hazardous Materials are found in or on the Leased Premises, regardless of when such Hazardous Materials arose or were discovered, then Tenant must (at Tenant’s sole expense) promptly commence and diligently prosecute to completion all investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (collectively, “Remedial Work”) to the extent required by Environmental Laws, and in compliance with Environmental Laws, and at Tenant’s sole cost; provided, that Landlord will not be required to accept any institutional control (such as a deed restriction) that restricts the permitted commercial use of the Leased Premises or any real property as a condition to any remedial plan approved by any governmental agency in connection with such Remedial Work.
(d)    To the extent that Tenant has knowledge thereof, Tenant will promptly provide notice in writing to Landlord and Lender of any of the following matters:
(i)    any proceeding or investigation commenced or threatened by any Governmental Authority with respect to the release, threatened release or presence of any Hazardous Material affecting the Leased Premises or other potential environmental problem or liability in, under, from or migrating towards the Leased Premises;

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(ii)    any lien, action or notice affecting the Leased Premises, Tenant or Landlord resulting from any violation or alleged violation of Environmental Laws or any proceeding or investigation commenced or threatened by any Governmental Authority against Tenant or Landlord with respect to the presence, suspected presence, release or threatened release of Hazardous Materials from any property owned by Landlord;

(iii)    all written notices of any pending or threatened investigation or claims made or any lawsuit or other legal action or proceeding brought by any person against (A) Tenant or Landlord or the Leased Premises, or (B) any other party occupying the Leased Premises or any portion thereof, in any such case relating to any loss or injury allegedly resulting from any Hazardous Material or relating to any violation or alleged violation of Environmental Laws;

(iv)    the discovery of any occurrence, condition or state of facts with respect to the Leased Premises or written notice received by Tenant of any occurrence or condition on any real property adjoining or in the vicinity of the Leased Premises, which reasonably could be expected to lead to the Leased Premises or any portion thereof being in violation of any Environmental Laws or subject to any restriction on ownership, occupancy, transferability or use under any Environmental Laws or which might subject Landlord or Lender to any Environmental Claim. “Environmental Claim” means any claim, action, investigation or written notice by any person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Materials at the Leased Premises, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; and

(v)    the commencement and completion of any Remedial Work.

(e)    TENANT WILL BE SOLELY RESPONSIBLE FOR AND WILL DEFEND, REIMBURSE, INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ALL DEMANDS, CLAIMS, ACTIONS, CAUSES OF ACTION, ASSESSMENT, LOSSES, DAMAGES, LIABILITIES, INVESTIGATIONS, OR WRITTEN NOTICES INCLUDING, COSTS AND EXPENSES OF ANY KIND (INCLUDING WITHOUT LIMITATION, REASONABLE EXPENSES OF INVESTIGATION BY ENGINEERS, ENVIRONMENTAL CONSULTANTS AND SIMILAR TECHNICAL PERSONNEL AND REASONABLE FEES AND

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DISBURSEMENTS OF COUNSEL), ARISING OUT OF, IN RESPECT OF OR IN CONNECTION WITH (I) TENANT’S BREACH OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR OBLIGATIONS IN THIS PARAGRAPH 26, (II) THE OCCURRENCE OF ANY REGULATED ACTIVITY BY TENANT AT, ON OR UNDER THE LEASED PREMISES AT ANY TIME DURING OR PRIOR TO THE TERM OF THIS LEASE, OR (III) ANY REMEDIAL WORK REQUIRED TO BE PERFORMED PURSUANT TO ANY ENVIRONMENTAL LAW OR THE TERMS HEREOF WITH RESPECT TO MATTERS ARISING OR OCCURRING PRIOR TO OR DURING THE TERM DUE TO ACTIVITIES OF TENANT.
(f)    Upon Landlord’s or Lender’s request, at any time as Landlord or Lender has reasonable grounds to believe that Hazardous Materials (except to the extent those substances are permitted to be used by Tenant under Paragraph 26(b) in the ordinary course of its business and in compliance with all Environmental Laws) are or have been released, stored or disposed of or on or around the Leased Premises in violation of the Environmental Laws or that the Leased Premises may be in violation of the Environmental Laws, Tenant will provide, at Tenant’s sole cost and expense, an inspection or audit of the Leased Premises prepared by a hydrogeologist or environmental engineer or other appropriate consultant reasonably approved by Landlord and Lender indicating the presence or absence of the reasonably suspected Hazardous Materials on the Leased Premises or an inspection or audit of the Leased Premises prepared by an engineering or consulting firm reasonably approved by Landlord and Lender indicating the presence or absence of friable asbestos or substances containing asbestos on the Leased Premises. If Tenant fails to provide such inspection or audit within sixty (60) days after such request, Landlord may order the same, and Tenant hereby grants to Landlord and Lender and their respective employees and agents access to the Leased Premises upon reasonable notice and a license to undertake such inspection or audit. The cost of such inspection or audit, together with interest thereon at the Default Rate from the date of demand by Landlord until actually paid by Tenant, will be immediately paid by Tenant on demand.
(g)    The indemnity obligations of the Tenant and the rights and remedies of the Landlord under this Paragraph 26 will survive the expiration of the Term or the earlier termination of this Lease.
27.        Representations and Warranties.
(a)    As a material inducement to Landlord executing this Lease, Tenant warrants and represents as of the date hereof to Landlord as follows:
(b)    Tenant is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation. Tenant is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in the state where the Leased Premises is located, and Tenant is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in any other jurisdiction where the failure to be qualified would reasonably be expected to result in a material adverse effect upon the Leased Premises or Tenant’s ability to perform and

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discharge its obligations under this Lease. All necessary action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein. Tenant is not a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign limited liability company” or “foreign estate”, as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder. Tenant’s U.S. Federal Tax Identification number and principal place of business have been provided to Landlord. The person(s) who have executed this Lease on behalf of Tenant are duly authorized to do so. None of Tenant or any Affiliate of Tenant, and no Person owning directly or indirectly any interest in Tenant or any Affiliate of Tenant, is a Person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or who is otherwise in violation of any of the OFAC Laws and Regulations; provided, however, the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.
(c)    Upon execution by Tenant, this Lease shall constitute the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity.
(d)    Except as described in publicly-available filings with the United States Securities and Exchange Commission made by Tenant under the Securities Exchange Act of 1934 as a consequence of Tenant’s status as a U.S. Publicly Traded Entity, there are no suits, actions, proceedings or investigations pending, or, to its knowledge, threatened against or involving Tenant or the Leased Premises before any arbitrator or Governmental Authority, except for such suits, actions, proceedings or investigations which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a material adverse effect upon the Leased Premises or Tenant’s ability to perform and discharge its obligations under this Lease.
(e)    Tenant is not, and the authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in, any breach or default under any document, instrument or agreement to which Tenant or any Affiliate of Tenant is a party or by which Tenant or any Affiliate of Tenant, the Leased Premises or any of the property of Tenant or any Affiliate of Tenant is subject or bound, except for such breaches or defaults which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a material adverse effect upon the Leased Premises or Tenant’s ability to perform and discharge its obligations under this Lease. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order other than violations that do not have, and are not reasonably expected to have, a material adverse effect on Landlord, Tenant or the Leased Premises. The Leased Premises is not subject to any right of first refusal, right of first offer or option to purchase or lease granted to a third party. Tenant has not

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assigned, transferred, mortgaged, hypothecated or otherwise encumbered this Lease or any rights hereunder or interest herein.
(f)    All required licenses and permits, both governmental and private, to use and operate the Leased Premises for the Permitted Use are (or will be) in full force and effect, except for such licenses and permits the failure of which to obtain has not had, and would not reasonably be expected to result in, a material adverse effect upon the Leased Premises or Tenant’s ability to perform and discharge its obligations under this Lease.
(g)    In connection with this Lease Tenant has provided Landlord with access to Tenant’s publicly available financial statements filed by Tenant with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (collectively, the “Financial Information”). The Financial Information is true, correct and complete in all material respects; there have been no amendments to the Financial Information since the date such Financial Information was prepared or delivered to Landlord. Tenant understands that Landlord is relying upon the Financial Information and Tenant represents that such reliance is reasonable. All financial statements included in the Financial Information fairly present as of the date of such financial statements the financial condition of each Person to which they pertain. No change has occurred with respect to the financial condition of Tenant and/or the Leased Premises as reflected in the Financial Information which has not been disclosed in writing to Landlord or has had, or could reasonably be expected to result in, a material adverse effect upon the Leased Premises or Tenant’s ability to perform and discharge its obligations under this Lease.
(h)    As a material inducement to Tenant executing this Lease, Landlord warrants and represents as of the date hereof to Landlord as follows:
(i)    Landlord is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation. Landlord is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in the state where the Leased Premises is located, and Landlord is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in any other jurisdiction where the failure to be qualified would reasonably be expected to result in a material adverse effect upon the Leased Premises or Landlord’s ability to perform and discharge its obligations under this Lease. All necessary action has been taken to authorize the execution, delivery and performance by Landlord of this Lease and of the other documents, instruments and agreements provided for herein. Landlord is not a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign limited liability company” or “foreign estate”, as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder. Landlord’s U.S. Federal Tax Identification number and principal place of business have been provided to Tenant. The person(s) who have executed this Lease on behalf of Landlord are duly authorized to do so. None of Landlord or any Affiliate of Landlord, and no Person owning directly or indirectly any interest in Landlord or any Affiliate of Landlord, is a Person whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or who is otherwise in violation of any of the OFAC

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Laws and Regulations; provided, however, the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.
(j)    Upon execution by Landlord, this Lease shall constitute the legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity.
(k)    There are no suits, actions, proceedings or investigations pending, or, to its knowledge, threatened against or involving Landlord or the Leased Premises before any arbitrator or Governmental Authority, except for such suits, actions, proceedings or investigations which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a material adverse effect upon the Leased Premises or Landlord’s ability to perform and discharge its obligations under this Lease.
(l)    Landlord is not, and the authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in, any breach or default under any document, instrument or agreement to which Landlord or any Affiliate of Landlord is a party or by which Landlord or any Affiliate of Landlord, the Leased Premises or any of the property of Landlord or any Affiliate of Landlord is subject or bound, except for such breaches or defaults which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a material adverse effect upon the Leased Premises or Landlord’s ability to perform and discharge its obligations under this Lease. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order. Landlord has not assigned, transferred, mortgaged, hypothecated or otherwise encumbered this Lease or any rights hereunder or interest herein.
28.        Entry by Landlord and Lender.     Landlord, Lender and their authorized representatives will have the right upon reasonable notice (which will be not less than 48 hours except in the case of emergency) to enter the Leased Premises at all reasonable business hours (and at all other times in the event of an emergency), for (i) the purpose of inspecting the same or for the purpose of doing any work in accordance with Paragraph 9 above, and may take all such action thereon as may be necessary or appropriate for any such purpose (but nothing contained in this Lease or otherwise will create or imply any duty upon the part of Landlord or Lender to make any such inspection) and (ii) the purpose of showing the Leased Premises to prospective purchasers and mortgagees and, at any time within 12 months prior to the expiration of the term of this Lease for the purpose of showing the same to prospective tenants. No such entry will constitute an eviction of Tenant but any such entry will be done by Landlord in such reasonable manner as to minimize any disruption of Tenant’s business operation.

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29.        Statements.     Tenant will submit to Landlord (i) within sixty (60) days of the end of each of the first three fiscal quarters of each fiscal year of Tenant, quarterly balance sheets, income and cash flow statements for Tenant; (ii) within one hundred and twenty (120) days of the end of each fiscal year, annual balance sheets, income and cash flow statements for Tenant, certified by an independent public accountant. Quarterly 10Qs filed with the Securities and Exchange Commission will satisfy the delivery requirement contained in clause (i) herein. Copies of the 10Ks filed with the Securities and Exchange Commission will satisfy the delivery requirement contained in clause (ii) herein. The obligations of Tenant will continue whether or not this Lease has been assigned or subleased.
30.        No Usury.     The intention of the parties being to conform strictly to the usury laws now in force in the State, whenever any provision herein provides for payment by Tenant to Landlord of interest at a rate in excess of the legal rate permitted to be charged, such rate herein provided to be paid will be deemed reduced to such legal rate.
31.        Broker.     Landlord and Tenant represent and warrant to each other that neither party negotiated with any broker in connection with this Lease and that this Lease was negotiated directly by Landlord and Tenant; provided, however, Tenant is obligated to pay a commission to Newmark Grubb Knight Frank with respect to the Construction Project (as defined in the Work Letter) which will be funded through Construction Advances as reflected in the Preliminary Budget (as defined in the Work Letter). Each party hereby agrees to indemnify the other against all claims, damages, costs and expenses incurred by the indemnified party as a result of the breach of the foregoing representation or warranty by the indemnifying party.
32.        Waiver of Landlord’s Lien.     Landlord hereby waives any right to distrain Equipment or any personal property or inventory of Tenant and any landlord’s lien or similar lien upon Equipment and any other personal property or inventory of Tenant regardless of whether such lien is created or otherwise. Landlord agrees, at the request of Tenant, to execute a waiver of any Landlord’s or similar lien for the benefit of any present or future holder of a security interest in or lessor of any Equipment or any other personal property or inventory of Tenant. Landlord will join in agreements when requested by Tenant, if the execution of such agreements is reasonably necessary for Tenant’s business operations at the Leased Premises, so long as Landlord assumes no liability thereunder or Tenant indemnifies Landlord from any such liability. Tenant agrees to promptly reimburse Landlord for the reasonable attorney’s fees incurred by Landlord in connection with the actions requested by Tenant hereunder.
33.        Bankruptcy.     As a material inducement to Landlord executing this Lease, Tenant acknowledges and agrees that Landlord is relying upon (i) the financial condition and specific operating experience of Tenant and Tenant’s obligation to use the Leased Premises specifically in accordance with Paragraph 8 hereof, (ii) Tenant’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief for Tenant under the United States Bankruptcy Code (as amended, the “Code”) and (iii) all defaults under this Lease being cured promptly and this Lease being assumed

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within sixty (60) days of any order for relief entered under the Code for Tenant, or this Lease being rejected within such sixty (60) day period and the Leased Premises surrendered to Landlord.
Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Tenant hereby agrees that:

(a)    All obligations that accrue or become due under this Lease (including the obligation to pay rent), from and after the date that an Action is commenced shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Landlord.
(b)    Any and all obligations under this Lease that accrue or become due from and after the date that an Action is commenced and that are not paid as required by this Lease shall, in the amount of such rents, constitute administrative expense claims allowable under the Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after the commencement of the Action.
(c)    Any extension of the time period within which Tenant may assume or reject this Lease without an obligation to cause all obligations accruing or coming due under this Lease from and after the date that an Action is commenced to be performed as and when required under this Lease shall be harmful and prejudicial to Landlord.
(d)    Any time period designated as the period within which Tenant must cure all defaults and compensate Landlord for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Landlord.
(e)    Any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord.

(f)    Any proposed assignment of this Lease to an assignee that does not possess financial condition, operating performance and experience characteristics capable of assuming and performing under this Lease shall be harmful and prejudicial to Landlord.
(g)    The rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Code, and Tenant stipulates that such automatic stay shall be lifted immediately and possession of the Leased Premises will be delivered to Landlord immediately without the necessity of any further action by Landlord.
(h)    No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Code or applicable law to oppose any assumption and/or

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assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of the Leased Premises as a result of the failure of Tenant to comply with the terms and conditions of this Lease or the Code.
(i)    Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Code.
(j)    For purposes of this Paragraph 33 addressing the rights and obligations of Landlord and Tenant in the event that an Action is commenced, the term “Tenant” shall include Tenant’s successor in bankruptcy, whether a trustee, Tenant as debtor in possession or other responsible person.
34.        No Waiver.     No delay or failure by either party to enforce its rights hereunder will be construed as a waiver, modification or relinquishment thereof.
35.        Separability. If any term or provision of this Lease or the application thereof to any provision of this Lease or the application thereof to any person or circumstances will to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such term or provision to person or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term and provision of this Lease will be valid and will be enforced to the extent permitted by law.
36.        Indemnification.     Tenant agrees to defend, pay, protect, indemnify, save and hold harmless the Indemnified Parties from and against any and all Losses, howsoever caused (except for Landlord’s or Lender’s acts of gross negligence or willful misconduct), arising from any of the Leased Premises or the Adjoining Property the use, non-use, occupancy, condition, design, construction, maintenance, repair, rebuilding, casualty or condemnation of any of or otherwise relating to, the Leased Premises or the Adjoining Property or any part thereof, whether or not any of the Indemnified Parties had or should have had knowledge or notice of the defect or conditions, if any, causing or contributing to said Loss, including, without limitation, claims, causes of action, suits and matters based upon or alleged to be based upon the negligence of the Indemnified Parties. In case any action or proceeding is brought against any of the Indemnified Parties by reason of any such Loss, Tenant covenants upon notice from Landlord or Lender to defend the Indemnified Parties in such action, with the expenses of such defense paid by Tenant, and the Indemnified Parties will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. The obligations of Tenant under this Paragraph 36 will survive the expiration or earlier termination of this Lease.
37.        Permitted Encumbrances.     Tenant agrees that Tenant is obligated to and will perform all obligations of the owner of the Leased Premises and pay all expenses that the owner of the Leased Premises may be required to pay in accordance with the Permitted Encumbrances. Tenant further covenants and agrees to indemnify, defend and hold harmless Landlord and Lender against any claim, loss or damage suffered by Landlord or Lender by reason of Tenant’s failure to perform any obligations or pay any expenses as

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required under any of the Permitted Encumbrances or comply with the terms and conditions of any of the Permitted Encumbrances as hereinabove provided during the term of this Lease.
38.        Headings.     The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.
39.        Modifications.     This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought. Each of Tenant and Landlord agrees that it will not modify or amend this Lease without the written consent of Lender, which will not be unreasonably withheld, within any period during which there is a Lender hereunder. In the event of any inconsistent instruction from Landlord and Lender, Tenant will comply with the instruction of Lender.
40.        Successors and Assigns.     The covenants of this Lease will run with the Land and will inure to the benefit of and bind Tenant, the heirs, distributees, personal representatives, successors and permitted assigns of Tenant and all present and subsequent encumbrances and subtenants of any of the Leased Premises, and will inure to the benefit of and bind Landlord, its successors and assigns. In the event there is more than one Tenant, the obligation of each will be joint and several. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, will be limited to mean and include only the owner or owners of Landlord’s right, title and interest in and to the Leased Premises or the holder of the Mortgage in possession at the time in question of the Leased Premises and in the event of any transfer or transfers by Landlord of fee title to the Leased Premises, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) will be automatically freed and relieved from and after the date of such transfer and conveyance of all personal liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, provided that Landlord will not be released from any unfulfilled obligations that arose prior to such transfer and conveyance, which obligations will not be subject to Paragraph 25.
41.        Counterparts.     This Lease may be executed in several counterparts, which together will be deemed one and the same instrument.
42.        Time of the Essence.     Time is of the essence in this Lease and each and every provision hereof in which any date or time is specified.
43.        Governing Law.     This Lease will be governed by and construed according to the laws of the State.
44.        Lender As Third Party Beneficiary.     Lender will be deemed a third party beneficiary with respect to all provisions of this Lease that purport to confer benefits upon Lender or impose obligations upon Tenant or Landlord in order to protect the interests of Lender.

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45.         Option to Purchase.     Landlord hereby grants to Tenant the exclusive option and right (the “Purchase Option”) to purchase the Leased Premises from Landlord upon the terms and conditions set forth herein:
(a)The Purchase Option shall be irrevocable, and exercisable by Tenant at any time on or before ninety (90) days prior to the Scheduled Completion Date (the “Option Exercise Expiration Date”); and the period commencing on the Effective Date and continuing through the Option Exercise Expiration Date being referred to herein as the “Option Period”).

(b)The purchase price (the “Option Purchase Price”) of the Leased Premises, in the event the Purchase Option is properly and timely exercised, shall be an amount equal to One Hundred Three Percent (103%) of the Total Project Cost as of the date of the Option Closing if the Option Closing occurs on or before July 17, 2016, and will be increased by an amount equal to 0.35% every thirty (30) days thereafter up to and including the date which is the earlier of ninety (90) days after the Scheduled Completion Date and December 31, 2016 (for the avoidance of doubt, if the Scheduled Completion Date is December 31, 2016, the Option Purchase Price may not increase beyond such date). The Option Purchase Price shall be payable in cash or immediately available funds at the Option Closing.

(c) The Purchase Option may be exercised by Tenant, on or before 5:00 p.m. Eastern time not later than the end of the Option Period, by giving written notice (“Option Notice”) to Landlord of such exercise. If Tenant shall fail to exercise the Purchase Option by such date and time, the Purchase Option shall terminate.

(d)The closing or settlement (the “Option Closing”) of the sale of the Leased Premises contemplated hereby shall be held at (or through escrow with) the Title Company during regular business hours on or before the date which is not later than the date which is the earlier of ninety (90) days after the Scheduled Completion Date and December 31, 2016 (for the avoidance of doubt, if the Scheduled Completion Date is December 31, 2016, the Option Closing may not occur beyond such date). The exact time and date of the Option Closing shall be selected by Tenant by written notice given to Landlord at least ten (10) days prior to the date so specified (the “Purchase Date”).

(e)At the Option Closing, Tenant shall purchase the Leased Premises upon the following terms and conditions:
(i)On the Purchase Date, Tenant shall pay an amount equal to the Option Purchase Price by transferring immediate funds to such account or accounts and in such bank or banks Landlord shall designate upon confirmation of delivery of a limited warranty deed conveying Landlord’s interest in the Leased Premises and all other required documents, including an assignment of any award in connection with the taking of any of the Leased Premises on the Purchase Date.

Lease Agreement - Page 45

(ii)The special warranty deed delivered by Landlord in connection with such transfer shall convey title, free from encumbrances other than (A) permitted encumbrances at the time of the acquisition of the Leased Premises, (B) liens or encumbrances created or suffered by Tenant or arising by reason of the failure of Tenant to observe or perform any of the terms, covenants or agreements herein provided to be observed and performed by Tenant, (C) any installments of taxes or other impositions then affecting the Leased Premises, and (D) the Lease.
(iii)Landlord shall assign the Tax Abatement Documents to Tenant. Landlord shall use reasonable and good faith efforts to obtain the necessary consents to such assignments from Northlake and Denton County.
(iv)Tenant shall pay all conveyance, transfer, sales and like taxes required in connection with such conveyance of title or assignment, regardless of who is required to pay such taxes under State or local law or custom, as well as Landlord’s reasonable attorneys’ fees in connection with such transfer.
(v)If there are any liens or encumbrances against the Leased Premises which Landlord is obligated to remove, upon request made a reasonable time before the Purchase Date, Landlord shall provide on the Purchase Date separate funds for the foregoing (if not funded with the Option Purchase Price), payable to the holder of such liens or encumbrances.
(vi)Landlord shall execute and deliver reasonable evidence of authority and existence, evidence of non-foreign status required by the Internal Revenue Code (without which tax will be withheld as required by law), a closing statement, an owner's affidavit of title, a state transfer tax declaration and other documents which are customarily required by the Title Company at the Purchase Date to issue its extended form owner's title insurance policy without exception for the so-called “standard” exceptions, together with the following endorsements, if available: comprehensive, zoning, utility, access, tax parcel, and survey
(vii)Tenant shall pay all title insurance costs including endorsements, survey, recording and other due diligence expenses incurred by Tenant.
(viii)The Leased Premises shall be conveyed to Tenant “AS-IS, WHERE-IS” and in then present physical condition.
(f)In consideration of the foregoing Purchase Option, Landlord hereby covenants and agrees that, during the term of this Lease, (i) Landlord will not assign, pledge, encumber, convey or otherwise transfer the Leased Premises (or any part thereof), its interest in this Lease (or any part thereof) or any controlling ownership interest in Landlord and (ii) Landlord will not enter into any other agreement with respect to the Leased Premises which will bind the Leased Premises or the Tenant from and after the Option Closing without the prior written consent of Tenant; provided, however, in the event Tenant does not timely

Lease Agreement - Page 46

exercise the Purchase Option on the terms hereof, such covenant of Landlord shall no longer apply from and after the Option Exercise Expiration Date.

(g)Landlord and Tenant each warrant and represent to the other that neither has employed or otherwise engaged a real estate broker or agent other than Brokers in connection with the sale of the Leased Premises pursuant to the Purchase Option. Landlord and Tenant covenant and agree, each to the other, to indemnify the other against any loss, liability, costs (including reasonable attorneys' fees), claims, demands, causes of action and suits arising out of the alleged employment or engagement by the indemnifying party of any real estate broker or agent (other than Brokers) in connection with the Purchase Option. The indemnities contained in this subparagraph (g) shall survive the Option Closing, and/or any termination of this Lease.

(h)Notwithstanding anything contained in the Lease to the contrary, in the event the Lease is terminated prior to the exercise of the Purchase Option by Tenant, or if Tenant does not exercise the Purchase Option prior to the Option Date, then the Purchase Option shall terminate

(i)Landlord shall execute and deliver to Tenant, for countersignature and recording by Tenant, a memorandum of lease to evidence this Lease, including the Purchase Option contained herein, of record, the form of which is attached as Exhibit F to the Lease.

(j)If Landlord defaults in the performance of its obligation to convey the Leased Premises to Tenant upon exercise of the Purchase Option as set forth in this Paragraph 45 Tenant shall not thereafter be required to pay Base Rent under the Lease and Tenant may (i) bring suit for specific performance of Landlord’s obligations under this Paragraph 45, (ii) seek damages against Landlord (excluding any special, indirect, consequential or punitive damages arising out of or otherwise relating to this Lease or any of the transactions contemplated herein), and/or (iii) enforce such other rights and remedies as may be available to Tenant at law or in equity.

[Signature Page follows]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed under seal as of the day and year first above written.

LANDLORD:

WF-FB NLTX, LLC,
a Delaware limited liability company

By:    /s/ John D. Altmeyer
Name:    John D. Altmeyer
Title:    Manager

TENANT:

FARMER BROS. CO.,
a Delaware corporation

By:    /s/ Barry Fischetto
Name:    Barry Fischetto
Title:    Senior Vice President

Lease Agreement - Signature Page

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

SCHEDULE 1A TO WORK LETTER

SCHEDULE 1B TO WORK LETTER

SCHEDULE 2 TO WORK LETTER

SCHEDULE 3 TO WORK LETTER

SCHEDULE 4 TO WORK LETTER

SCHEDULE 5 TO WORK LETTER

SCHEDULE 6 TO WORK LETTER

EXHIBIT E

Exhibit E

EXHIBIT F

[Memorandum of Lease]